Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
TROPICANA ENTERTAINMENT, LLC, et al.,(1))		Case No. 08-10856 (KJC)
)
Debtors.	)	Jointly Administered
)

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF TROPICANA
LAS VEGAS HOLDINGS, LLC AND CERTAIN OF ITS DEBTOR

AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Marc Kieselstein, P.C. (pro hac vice)	Mark D. Collins (Bar No. 2981)
David R. Seligman, P.C. (pro hac vice)	Daniel J. DeFranceschi (Bar No. 2732)
Marc J. Carmel (pro hac vice)	Paul N. Heath (Bar No. 3704)
Erik W. Chalut (pro hac vice)	RICHARDS, LAYTON & FINGER, P.A.
KIRKLAND & ELLIS LLP	One Rodney Square
300 North LaSalle Street	920 North King Street
Chicago, Illinois 60654	Wilmington, Delaware 19801
Telephone: (312) 862-2000	Telephone: (302) 651-7700

Co-Counsel for the Debtors and Debtors in Possession

Dated: May 5, 2009

(1)                                  The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are: Adamar Garage Corporation (1225); Adamar of Nevada Corporation (4178); Argosy of Louisiana, Inc. (5121); Atlantic-Deauville Inc. (2629); Aztar Corporation (6534); Aztar Development Corporation (0834); Aztar Indiana Gaming Company, LLC (5060); Aztar Indiana Gaming Corporation (1802); Aztar Missouri Gaming Corporation (8819); Aztar Riverboat Holding Company, LLC (5055); Catfish Queen Partnership in Commendam (4791); Centroplex Centre Convention Hotel, L.L.C. (2613); Columbia Properties Laughlin, LLC (9651); Columbia Properties Tahoe, LLC (1611); Columbia Properties Vicksburg, LLC (0199); CP Baton Rouge Casino, LLC. (9608); CP Laughlin Realty, LLC (9621); Hotel Ramada of Nevada Corporation (8259); Jazz Enterprises, Inc. (4771); JMBS Casino LLC (6282); Ramada New Jersey Holdings Corporation (4055); Ramada New Jersey, Inc. (5687); St. Louis Riverboat Entertainment, Inc. (3514); Tahoe Horizon, LLC (9418); Tropicana Development Company, LLC (0943); Tropicana Enterprises (7924); Tropicana Entertainment Holdings, LLC (9131); Tropicana Entertainment Intermediate Holdings, LLC (9214); Tropicana Entertainment, LLC (9263); Tropicana Express, Inc. (0806); Tropicana Finance Corp. (4040); Tropicana Las Vegas Holdings, LLC (9332); Tropicana Las Vegas Resort and Casino, LLC (9355); and Tropicana Real Estate Company, LLC (1107). The location of the Debtors’ corporate headquarters and the service address for all Debtors is: 3930 Howard Hughes Parkway, 4th Floor, Las Vegas, Nevada 89169.

TABLE OF CONTENTS

INTRODUCTION		4

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND DEFINED TERMS		4
A.	Defined Terms	4
B.	Rules of Interpretation and Computation of Time	22

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		23
A.	DIP Facility Claims	23
B.	Administrative Claims	23
C.	Priority Tax Claims	23

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		24
A.	Summary	24
B.	Classification and Treatment of Claims and Interests	24
C.	Acceptance or Rejection of the Plan	28

ARTICLE IV. PROVISIONS FOR IMPLEMENTATION OF THE PLAN		29
A.	Sources of Consideration for Plan Distributions	29
B.	Working Capital Facility	29
C.	Settlement Payment	29
D.	New LandCo Common Stock	29
E.	Rights Offering	30
F.	New LandCo Warrants	32
G.	Litigation Trust	32
H.	Issuance and Distribution of the New LandCo Securities	34
I.	Corporate Existence	34
J.	Vesting of Assets in and Management of the Liquidating LandCo Debtors	34
K.	Intercompany Interests	35
L.	Cancellation of Notes and Interests	35
M.	Restructuring Transactions	35
N.	Post-Confirmation Property Sales	36
O.	Corporate Action	36
P.	Certificate of Incorporation and Bylaws	36
Q.	Effectuating Documents and Further Transactions	36
R.	Exemption from Certain Transfer Taxes and Recording Fees	36
S.	Directors and Officers of New LandCo Corporation	37
T.	Directors and Officers of the Liquidating LandCo Debtors	37
U.	Director and Officer Liability Insurance	37
V.	Management Post-Confirmation	38
W.	Creation of Professional Fee Escrow Account	38
X.	Employee and Retiree Benefits	38
Y.	Preservation of Rights of Action	39

i

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	39
B.	Indemnification Obligations	40
C.	Cure of Defaults for Assumed and Assigned Executory Contracts and Unexpired Leases	40
D.	Preexisting Obligations to the LandCo Debtors Under Executory Contracts and Unexpired Leases	42
E.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	42
F.	Director and Officer Liability Insurance Policies	42
G.	Intercompany Contracts, Contracts, and Leases Entered into After the Petition Date and Executory Contracts and Unexpired Leases Assumed	42
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	42
I.	Reservation of Rights	43
J.	Non-Occurrence of the Effective Date	43

ARTICLE VI. PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		43
A.	Allowance of Claims	43
B.	Claims and Interests Administration Responsibilities	43
C.	Estimation of Claims	43
D.	Adjustments to Claims Without Objection	44
E.	Disallowance of Claims or Interests	44
F.	Offer of Judgment	45
G.	Amendments to Claims	45

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		45
A.	Distributions on Account of Claims Allowed as of the Effective Date	45
B.	Distributions on Account of Claims Allowed After the Effective Date	45
C.	Delivery of Distributions	47
D.	Claims Paid or Payable by Third Parties	52
E.	Compliance with Gaming Laws and Regulations	52

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		53
A.	Discharge of Claims and Termination of Interests	53
B.	Subordinated Claims	54
C.	Compromise and Settlement	54
D.	Releases	54
E.	Exculpation	56
F.	Injunction	56
G.	Protections Against Discriminatory Treatment	56
H.	Setoffs	57
I.	Recoupment	57
J.	Release of Liens	58
K.	Document Retention	58

ii

L.	Reimbursement or Contribution	58
M.	Settlement of Allowed Amounts of LandCo Credit Facility Claims	58

ARTICLE IX. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS		60
A.	Professional Claims	60
B.	Other Administrative Claims	61

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		61
A.	Conditions Precedent to Confirmation	61
B.	Conditions Precedent to Consummation	62
C.	Waiver of Conditions Precedent	63
D.	Effect of Non-Occurrence of Conditions to Consummation	63
E.	Satisfaction of Conditions Precedent to Confirmation	63

ARTICLE XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		64
A.	Modification and Amendments	64
B.	Effect of Confirmation on Modifications	64
C.	Revocation or Withdrawal of Plan	64

ARTICLE XII. RETENTION OF JURISDICTION		64

ARTICLE XIII. MISCELLANEOUS PROVISIONS		67
A.	Immediate Binding Effect	67
B.	Additional Documents	67
C.	Payment of Statutory Fees	67
D.	Dissolution of Committees	67
E.	Reservation of Rights	67
F.	Successors and Assigns	67
G.	Service of Documents	68
H.	Term of Injunctions or Stays	69
I.	Entire Agreement	69
J.	Governing Law	69
K.	Plan Supplement	69
L.	Nonseverability of Plan Provisions	69
M.	Closing of Chapter 11 Cases	70
N.	Waiver or Estoppel	70
O.	Conflicts and Interpretation of Plan	70
P.	Filing of Additional Documents	70
Q.	Intellectual Property	70

iii

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF TROPICANA
LAS VEGAS HOLDINGS, LLC AND CERTAIN OF ITS DEBTOR

AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

INTRODUCTION

The LandCo Debtors(2) propose the following joint Plan for the resolution of outstanding Creditor Claims against, and Interests in, the LandCo Debtors pursuant to the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Reference is made to the Disclosure Statement, Filed contemporaneously with the Plan, for a discussion of the LandCo Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Plan and certain related matters. The LandCo Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PLAN CONSTITUTES A SEPARATE PLAN OF REORGANIZATION FOR EACH LANDCO DEBTOR, AND, SUBJECT TO THE PROVISIONS OF THE PLAN, THE VOTES TO ACCEPT OR REJECT THE PLAN BY HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, SHALL BE TABULATED AS VOTES TO ACCEPT OR REJECT SUCH SEPARATE PLANS OF REORGANIZATION.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND DEFINED TERMS

A.            Defined Terms

As used in the Plan, the capitalized terms below have the following meanings, unless the context otherwise requires.

1.             “Accrued Professional Compensation” means at any given moment, all accrued fees and expenses (including success fees) for services rendered by all Professionals through and including the Effective Date in respect of services rendered and expenses incurred on behalf of the LandCo Estates, to the extent such fees and expenses have not been paid and regardless of whether a fee application has been Filed for such fees and expenses. To the extent there is a

(2)                                  The LandCo Debtors are: Adamar of Nevada Corporation; Hotel Ramada of Nevada Corporation; Tropicana Development Company, LLC; Tropicana Enterprises; Tropicana Las Vegas Holdings, LLC; Tropicana Las Vegas Resort and Casino, LLC; and Tropicana Real Estate Company, LLC.

Final Order denying some or all of a Professional’s fees or expenses, such denied amounts shall no longer be considered Accrued Professional Compensation.

2.             “Administrative Claim” means a Claim for costs and expenses of administration of the LandCo Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the LandCo Estates and operating the businesses of the LandCo Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or Allowed pursuant to sections 328, 330(a), or 331 of the Bankruptcy Code or otherwise in respect of services rendered and expenses incurred on behalf of the LandCo Estates for the period commencing on the Petition Date and ending on the Effective Date; (c) all fees and charges assessed against the LandCo Estates pursuant to chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911 through 1930; (d) any Claim pursuant to the LandCo Adequate Protection Order for adequate protection and subject to the terms thereof, including fees and expenses of counsel and other advisors to the LandCo Agent, and (e) all requests for compensation or expense reimbursement for making a substantial contribution to the LandCo Estates in the LandCo Chapter 11 Cases pursuant to section 503(b)(3), (4), and (5) of the Bankruptcy Code.

3.             “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be thirty days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, except with respect to Professional Claims, which shall be forty-five  days after the Effective Date.

4.             “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code; provided, however, this definition shall not include the Yung Entities.

5.             “Allowed” means with respect to Claims: (a) any Claim, proof of which is timely Filed by the applicable Bar Date (or that by the Bankruptcy Code or Final Order is not or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as of the Effective Date as not disputed, not contingent, and not unliquidated, and for which no Proof of Claim has been timely Filed; or (c) any Claim Allowed pursuant to the Plan; provided, however, that with respect to any Claim described in clauses (a) or (b) above, such Claim shall be considered Allowed only if and to the extent that (x) no objection to the Allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or the Plan otherwise provides, or (y) such an objection is so interposed and the Claim shall have been Allowed for distribution purposes only by a Final Order. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, other than for any Claim that is settled or allowed pursuant to the Plan and provides otherwise, there shall be deducted therefrom an amount equal to the amount of any Claim that the LandCo Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim has been timely Filed, is not considered Allowed and shall be expunged without further action by the Liquidating LandCo Debtors and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

6.             “Backstop Fee” shall be New LandCo Common Shares in an amount equal to two percent (2%) of the number of New LandCo Common Shares into which the Rights Offering Shares are convertible.

7.             “Ballot” means the ballot to be sent to each Holder of an Allowed Claim and, as the context may require in the case of Ballots sent to Holders eligible to participate in the Rights Offering, the Subscription Form and such additional instructions and materials as may be necessary or appropriate to effectuate the Rights Offering.

8.             “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

9.             “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having competent jurisdiction over the Chapter 11 Cases.

10.           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time.

11.           “Bar Date” means the date by which Proofs of Claim must be Filed with respect to such Claim, as ordered by the Bankruptcy Court.

12.           “Business Day” means any day, other than a Saturday, Sunday, or legal holiday.

13.           “Cancellation Event” shall be a decision by the LandCo Agent at the direction of the Required LandCo Lenders prior to the Effective Date, or by New LandCo Corporation after the Effective Date, to terminate the Rights Offering prior to the Subscription Purchase Price Payment Date, including as a result of consummation of a sale or other conveyance of all or substantially all of LandCo Assets or the New LandCo Common Stock.

14.           “Cash” means cash and cash equivalents.

15.           “Cause of Action” means any: (a) Claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises; (b) all rights of setoff, counterclaim, or recoupment and Claims on contracts or for breaches of duties imposed by law; (c) rights to object to Claims or Interests; (d) Claims pursuant to sections 362, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553 of the Bankruptcy Code; and (e) Claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code of any kind or character whatsoever, known or unknown, contingent or non-contingent,  matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, including through the Effective Date, in contract, in tort, in law, or in equity, or pursuant to any other theory of law; provided, however, this term does not include the Insider Causes of Action.

16.           “Certificate” means any instrument evidencing a Claim or Interest.

17.           “Chapter 11 Cases” means the chapter 11 bankruptcy cases Filed by the Debtors on the Petition Date in the Bankruptcy Court, with case numbers 08-10856  through 08-10889.

18.           “Claim” means any claim as defined in section 101(5) of the Bankruptcy Code against a LandCo Debtor.

19.           “Claims and Solicitation Agent” means Kurtzman Carson Consultants LLC, located at 2335 Alaska Avenue, EI Segundo, California 90245, (888) 249-2792,  retained as the LandCo Debtors’ claims and solicitation agent.

20.           “Claims Register” means the official register of Claims maintained by the Claims and Solicitation Agent.

21.           “Class” means a category of Holders of Claims and Interests as set forth in the Plan.

22.           “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

23.           “Collateral” means property that is subject to a lien or security interest to secure repayment of a Claim.

24.           “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article X.A hereof having been: (a) satisfied; or (b) waived pursuant to Article X.C hereof.

25.           “Confirmation Date” means the date upon which the Confirmation Order is entered by the Bankruptcy Court on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

26.           “Confirmation Hearing” means the hearing at which the Confirmation Order is first considered by the Bankruptcy Court.

27.           “Confirmation Hearing Notice” means the notice approved in the Solicitation Procedures Order that sets forth in detail the voting and objection deadlines with respect to the Plan.

28.           “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

29.           “Consummation” means the occurrence of the Effective Date.

30.           “Creditor” means any creditor of a LandCo Debtor as defined in section 101(10) of the Bankruptcy Code.

31.           “Creditors Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases.

32.           “Credit Suisse” means Credit Suisse, Cayman Islands Branch, in its capacity as the prior LandCo Agent.

33.           “Cure” means the distribution in the ordinary course of business following the later of (a) the Effective Date or (b) the date on which an executory contract or unexpired lease is assumed, of Cash or such other property as may be ordered by the Bankruptcy Court or agreed upon by the parties, in an amount equal to all unpaid monetary obligations under applicable law (including, to the extent provided for under the applicable executory contract or unexpired lease assumed pursuant to section 365 of the Bankruptcy Code, postpetition interest at the contract rate as agreed between the parties or determined by the Bankruptcy Court) or such lesser amount as may be agreed upon by the parties, under an executory contract or unexpired lease assumed pursuant to section 365 of the Bankruptcy Code, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy  law.

34.           “Cure Bar Date” means the deadline for filing requests for payment of Cure or otherwise objecting to assumption, which shall be the later of: (a) thirty days after the Effective Date; or (b) thirty days after the effectiveness of the assumption of the applicable executory contract or unexpired lease, unless otherwise ordered by the Bankruptcy Court or agreed to by the counterparty to the applicable executory contract or unexpired lease and the LandCo Debtors or New LandCo, as applicable.

35.           “D&O Liability Insurance Policies” means all insurance policies for directors and officers’ liability maintained by the LandCo Debtors as of the Petition Date.

36.           “Debtors” means Tropicana Entertainment, LLC and the other debtors in the above-captioned Chapter 11 Cases. Where this term is used it shall mean both the LandCo Debtors and the OpCo Debtors.

37.           “DIP Facility” means that certain Credit Agreement, by and among the Debtors and the DIP Lenders, dated as of May 5, 2008, and approved by the Final Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Sections 363 and 364 of Bankruptcy Code, (II) Granting Liens and Superpriority Claims to Postpetition Lenders Pursuant to Section 364 of Bankruptcy Code, (III) Authorizing Use of Cash Collateral Pursuant to Section 363 of Bankruptcy Code, and (IV) Providing Adequate Protection to Prepetition Lenders Pursuant to Sections 361, 362, 363 and 364 of Bankruptcy Code, entered by the Bankruptcy Court on May 30, 2008 [Docket No. 219].

38.           “DIP Facility Claim” means any Claim arising out of, related to, or on account of the DIP Facility.

39.           “DIP Lenders” means The Foothill Group, Inc., as administrative agent and collateral agent; Silver Point Finance, LLC as sole bookrunner and sole lead arranger; each of the financial institutions from time to time party to the DIP Facility; and for each such Entity, its predecessors, successors, and assigns.

40.           “Disbursing Agent” means any Entities designated by the LandCo Agent at the direction of the Required LandCo Lenders to act as disbursing agent in connection with the Rights Offering or to make or facilitate distributions required by the Plan.

41.           “Disclosure Statement” means the disclosure statement for the Plan, as amended, supplemented, or modified from time to time, describing the Plan that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

42.           “Disputed” means with respect to any Claim other than a LandCo Credit Facility Claim, any Claim on the Claims Register that is not Allowed as of the relevant date for which such Claim is being considered Allowed or Disputed.

43.           “Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when distributions under the Plan shall commence.

44.           “Distribution Record Date” means the date for determining which Holders of Allowed Claims, except for the Holders of publicly traded Certificates, are eligible to receive distributions pursuant to the Plan, which shall be the Confirmation Date or such other date as designated in the Plan or a Final Order.

45.           “Effective Date” means the date to be selected jointly by the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders, which shall be a Business Day after the Confirmation Date on which certain conditions as specified in the Plan have been satisfied or waived.

46.           “Entity” has the meaning set forth at section 101(15) of the Bankruptcy Code.

47.           “Equity Security” means any equity security in a LandCo Debtor as defined in section 101(16) of the Bankruptcy Code.

48.           “Estate” means the bankruptcy estate of any Debtor created by virtue of section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

49.           “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the LandCo Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other agreement.

50.           “Exculpated Parties” means the LandCo Debtors, the Liquidating LandCo Debtors, the LandCo Lenders, New LandCo, the LandCo Agent, the Creditors Committee, the DIP Lenders, and all of their respective current and former officers, directors, members, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, or other representatives (including their respective officers, directors, employees, members, and professionals); provided, however, that no Yung Entity will be an Exculpated Party.

51.           “Federal Judgment Rate” means the federal judgment rate as of the Petition Date, which was 1.93%.

52.           “File” means to file with the Bankruptcy Court in the Chapter 11 Cases or, in the case of Proofs of Claim, to file with the Claims and Solicitation Agent.

53.           “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

54.           “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that (a) prior to the Effective Date, the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders reserve the right to jointly waive any such appeal or similar conditions; and (b) after the Effective Date, New LandCo Corporation reserves the right to waive any such appeal or similar conditions.

55.           “Gaming Management Agreement” means an agreement between and among New LandCo Corporation Purchaser and Trilliant Management, L.P. for the gaming operations conducted at the Tropicana Las Vegas, which agreement shall be on terms consistent with the market for such services.

56.           “Governmental Unit” has the meaning set forth at section 101(27) of the Bankruptcy Code.

57.           “Holder” means an Entity holding a Claim or Interest, as applicable.

58.           “ICA Parties” means, in their capacities as such, the OpCo Debtors, the Reorganized OpCo Debtors, any Entity created in connection with the Restructuring Transactions (as defined in the OpCo Plan), the LandCo Debtors, the Liquidating LandCo Debtors, New LandCo, and all of their respective current and former directors, officers, members, managers, partners, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, or other representatives (including their respective officers, directors, employees, members, and professionals); provided, however, that no Yung Entity will be an ICA Party.

59.           “Impaired” means, with respect to any Class of Claims or Interests, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

60.           “Indemnification Obligation” means a LandCo Debtor’s obligation under an executory contract or otherwise to indemnify the individuals identified on Exhibit 11 to the Plan Supplement (and specifically excluding the Yung Entities), with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any LandCo Debtor, pursuant to and to the maximum extent provided by the LandCo Debtors’ respective articles of incorporation, certificates of formation, bylaws, similar corporate documents, and applicable law, as in effect on the Effective Date.

61.           “Initial Rights Offering Participant” means a Holder of a LandCo Credit Facility Claims.

62.           “Insider” has the meaning set forth at section 101(31) of the Bankruptcy Code.

63.           “Insider Causes of Action” means all: (a) Claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises; (b) all rights of setoff, counterclaim, or recoupment and Claims on contracts or for breaches of duties imposed by law; (c) rights to object to Insider Claims or Yung Interests; (d) Claims pursuant to sections 362, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553 of the Bankruptcy Code; and (e) Claims and defenses of fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code of any kind or character whatsoever, known or unknown, contingent or non-contingent,  matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, including through the Effective Date, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, that can or may be asserted against one or more of the Yung Entities or in respect of the Insider Claims or the Yung Interests.

64.           “Insider Claims” mean all Claims against the LandCo Debtors held directly or indirectly by the Yung Entities; provided, however, that Allowed Administrative Claims and Allowed Priority Claims held by the Yung Entities shall be treated as Administrative Claims and Priority Claims, not as Insider Claims.

65.           “Intellectual Property Rights” means any intellectual property owned by the OpCo Debtors or the LandCo Debtors and any other rights or interests in such intellectual property, whether legal or equitable, including, without limitation, with respect to the validity, registration, ownership, and right to use the name “Tropicana”, the internet domain name “TropicanaLV.com”, or any other trademark or trade name.

66.           “Intercompany Claim” means a Claim by a Debtor against another Debtor, at least one of which Debtors is a LandCo Debtor.

67.           “Intercompany Contract” means a contract between two or more Debtors, at least one of which Debtors is a LandCo Debtor.

68.           “Intercompany Interest” means any Interest held by a Debtor in a LandCo Debtor; provided, however, this definition does not include Yung Interests.

69.           “Interest” means any (a) Equity Security of a LandCo Debtor including all issued, unissued, authorized, or outstanding shares of stock together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto and (b) partnership, limited liability company, or similar interest in a LandCo Debtor.

70.           “Interim Compensation Order” means the Revised Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals and Official Committee Members, entered by the Bankruptcy Court on September 2, 2008 [Docket No. 857], allowing Professionals to seek interim compensation in accordance with the compensation procedures approved therein, as may have been modified by a Final Order approving the retention of any particular Professional.

71.           “Interim Gaming Lease” means the interim lease agreement, substantially in the form set forth in the Plan Supplement, between and among New LandCo Corporation Purchaser and Alex Yemenidjian or an entity controlled by him authorized under Nevada law to operate a casino, including the gaming operations conducted at the Tropicana Las Vegas, for the gaming operations conducted at the Tropicana Las Vegas.

72.           “Interim LandCo Managers” means, to the extent authorized under Nevada law to perform the management functions set forth in the Management Services Arrangement, the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and their respective officers, employees, consultants, agents, or other representatives.

73.           “Interim Period” means the period of time from and after March 18, 2009, through 60 days after the later of the Effective Date (as defined herein) or the Effective Date (as defined in the OpCo Plan).

74.           “Interim Services Arrangement” means that certain arrangement by which, from and after the Confirmation Date until the Effective Date, Alex Yemenidjian, as the LandCo Lenders’ agent, shall have mutually agreeable, reasonable consultation and other rights with respect to the operations of the LandCo Debtors in accordance with applicable law and subject to any applicable regulatory constraints and requirements.

75.           “JMBS” means the JMBS Casino Trust, which holds or held as of the Petition Date a 100% ownership Interest in OpCo Debtor JMBS Casino, LLC and a 99% ownership Interest in OpCo Debtor Columbia Properties Vicksburg, LLC.

76.           “LandCo Adequate Protection Order” means that certain Final Order (A) Authorizing the Use of LandCo Lenders’ Cash Collateral Under 11 U.S.C. § 363, (B) Granting Adequate Protection Under 11 U.S.C. §§ 361 and 363, and (C) Scheduling Final Hearing Under Bankruptcy Rule 4001 (b) [Docket No. 220], dated May 30, 2008.

77.           “LandCo Agent” means Credit Suisse, in its capacity as administrative agent under the LandCo Credit Facility until January 2, 2009, and thereafter, Wells Fargo Bank, N.A., in its capacity as administrative agent thereunder.

78.           “LandCo Assets” means (a) those assets, property, executory contracts and unexpired leases of the LandCo Debtors that are necessary or appropriate for the operation of the Tropicana Las Vegas hotel, casino and related businesses and listed or described in the Plan Supplement or as otherwise designated by New LandCo Corporation Purchaser pursuant to the Plan and (b) all Causes of Action owned by the LandCo Debtors.

79.           “LandCo Credit Facility” means the $440,000,000 Senior Secured Las Vegas Loan due July 3, 2008, issued pursuant to that certain Credit Agreement, dated as of January 3, 2007, among Tropicana Las Vegas Resorts and Casinos, LLC, as borrower, the guarantors party thereto, Credit Suisse, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC, as sole bookrunner and sole lead arranger, Barclays Bank PLC and Société Générale, as co-lead  arrangers and co-syndication  agents, and The Royal Bank of Scotland, PLC and ING Capital, LLC, as co-documentation  agents and lenders named therein, as supplemented by Amendment No. 1, Consent and Waiver, dated as of May 29, 2007, and the Second Amendment to the Credit Agreement, effective as of January 2, 2009.

80.           “LandCo Credit Facility Claim” means any Claim arising from or based upon the LandCo Credit Facility, including, without limitation, (a) the Claims set forth in that certain Master Proof of Claim filed by Credit Suisse, as agent under the LandCo Credit Facility, in respect of the loan(s) made thereunder, and (b) the claims set forth in certain Proofs of Claim filed by Credit Suisse International in respect of Hedging Agreements and a swap transaction pursuant to Section 5.13 of the LandCo Credit Facility credit agreement; provided, however, that such amount shall not include and shall be exclusive of the LandCo Lenders Adequate Protection Claims and all amounts distributed on account thereof pursuant to the Plan or the LandCo Adequate Protection Order, as well as all amounts payable to the LandCo Agent pursuant to Article VII and Article VIII hereof, and each amount shall not be subject to setoff, recoupment, reduction, or alteration.

81.           “LandCo Credit Facility Deficiency Claim” means the LandCo Credit Facility Claim less the LandCo Credit Facility Secured Claim.

82.           “LandCo Credit Facility Secured Claim” means the Secured portion of the LandCo Credit Facility Claim.

83.           “LandCo Debtors” means Adamar of Nevada Corporation; Hotel Ramada of Nevada Corporation; Tropicana Development Company, LLC; Tropicana Enterprises; Tropicana Las Vegas Holdings, LLC; Tropicana Las Vegas Resort and Casino, LLC; and Tropicana Real Estate Company, LLC.

84.           “LandCo Estate” means the Estate of a LandCo Debtor.

85.           “LandCo General Unsecured Claim” means any Claim against any of the LandCo Debtors that is not a/an: (a) Administrative Claim; (b) Priority Tax Claim; (c) Other Priority Claim; (d) Other Secured Claim; (e) LandCo Credit Facility Secured Claim; (f) Insider Claim; (g) LandCo Credit Facility Deficiency Claim; or (b) Intercompany Claim.

86.           “LandCo Lender Plan Term Sheet” means that certain term sheet between and among the members of the LandCo Steering Committee to be filed as part of the Plan Supplement, the terms of which shall be subject to the reasonable consent of the LandCo Debtors.

87.           “LandCo Lenders” means those certain lenders currently party to the LandCo Credit Facility.

88.           “LandCo Lenders Adequate Protection Claims” means all Claims of the LandCo Lenders under the LandCo Adequate Protection Order.

89.           “LandCo Lender Settlement” means the compromise and settlement with respect to the LandCo Credit Facility Claims pursuant to Bankruptcy Rule 9019 and sections 1123(b)(3) and 1129 of the Bankruptcy Code, as set forth in Article VIII.M hereof.

90.           “LandCo Litigation Trust Subcommittee” means the subcommittee created pursuant to the Litigation Trust Agreement. The LandCo Litigation Trust Subcommittee shall be comprised of a total of two voting members, to be appointed by the LandCo Agent at the direction of the Required LandCo Lenders, and one non-voting member, to be appointed by the Creditors Committee. The members of the LandCo Litigation Trust Subcommittee shall be identified in the Plan Supplement.

91.           “LandCo Steering Committee” means Onex Corporation, Wells Fargo Foothill, and H/2 Capital.

92.           “Lien” has the meaning set forth at section 101(37) of the Bankruptcy Code.

93.           “Liquidating LandCo Debtors” means the LandCo Debtors, in each of their respective Chapter 11 Cases, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, but does not include New LandCo.

94.           “Litigation Trust” means a single creditor trust, which shall be created on the Effective Date to pursue the Insider Causes of Action held by the LandCo Debtors, the OpCo Debtors, or, as applicable, the New Jersey Entities, or their respective estates.

95.           “Litigation Trust Agreement” means that certain trust agreement, in form and substance reasonably satisfactory to the Debtors, the OpCo Agent, the steering committee for the OpCo Lenders, the LandCo Agent at the direction of the Required LandCo Lenders, and the Creditors Committee, to be Filed as part of the Plan Supplement, that, among other things: (a) establishes and governs the Litigation Trust; (b) sets forth the respective powers, duties, and responsibilities of the Litigation Trust Committee; and (c) provides for distribution of Litigation Trust Proceeds, if any, to the Litigation Trust Beneficiaries.

96.           “Litigation Trust Assets” shall consist of any and all Insider Causes of Action.

97.           “Litigation Trust Beneficiaries” means the Holders of Allowed Class 4 Claims, Allowed Class 5 Claims, and Allowed Class 6 Claims and, to the extent provided for in a confirmed OpCo Plan, Allowed OpCo General Unsecured Claims, Allowed OpCo Noteholder Unsecured Claims, and Allowed OpCo Credit Facility Deficiency Claims.

98.           “Litigation Trust Committee” means the committee to be appointed in accordance with, and to exercise the duties set forth in, the Litigation Trust Agreement as of the Effective Date, which duties shall be in the nature of and include advising with respect to the administration of the Litigation Trust, determining whether an Entity is a permissible defendant and recommending whether Reorganized OpCo Corporation should consent to additional funding for the Litigation Trust. The Litigation Trust Committee shall consist of the OpCo Litigation Trust Subcommittee and the LandCo Litigation Trust Subcommittee.

99.           “Litigation Trust Proceeds” means the proceeds of the Litigation Trust Assets recovered by the Litigation Trust, net of direct expenses of the recovery thereof (including, but not limited to, the fees, expenses, and costs of the subject litigation and collection).

100.         “Litigation Trust Reserve” means the portion of the Litigation Trust Proceeds that shall be held in reserve pursuant to Article IV.G hereof.

101.         “Management Services Arrangement” means that certain arrangement described in the Plan Supplement by which, from the Confirmation Date to the Effective Date, the Interim LandCo Managers shall manage the operations of the LandCo Debtors, as mutually agreed between the Interim LandCo Managers and the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders and which, among other things, shall be in accordance with any applicable law and subject to applicable regulatory constraints and requirements.

102.         “Nevada Gaming Authorities” means, collectively, the NGC, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

103.         “New Jersey Entities” means Adamar of New Jersey, Inc. and Manchester Mall, Inc.

104.         “NGC” means the Nevada Gaming Commission.

105.         “New LandCo” means collectively the three new Entities formed under and pursuant to the Plan: (a) New LandCo Corporation; (b) New LandCo Corporation Sub; and (c) New LandCo Corporation Purchaser.

106.         “New LandCo Board” means the initial board of directors of New LandCo Corporation.

107.         “New LandCo Bylaws” means the bylaws of New LandCo Corporation, which shall be in form and substance consistent with the LandCo Lender Plan Term Sheet, acceptable to the LandCo Agent at the direction of the Required LandCo Lenders, and substantially in the form set forth in the Plan Supplement.

108.         “New LandCo Charter” means the certificate of incorporation of New LandCo Corporation, which shall be in form and substance consistent with the LandCo Lender Plan Term Sheet, acceptable to the LandCo Agent at the direction of the Required LandCo Lenders, and substantially in the form to be set forth in the Plan Supplement.

109.         “New LandCo Class A Shares” means shares of common stock in New LandCo Corporation, to be authorized pursuant to the New LandCo Charter, which shares shall have all of the voting and other rights described therein.

110.         “New LandCo Class B Shares” means shares of common stock in New LandCo Corporation, to be authorized pursuant to the New LandCo Charter, which shares shall be convertible upon not less than one day’s written notice to New LandCo Corporation, into New LandCo Class A Common Stock shares, subject to applicable gaming law regulations, and shall have limited voting and other rights, as disclosed in the Plan Supplement.

111.         “New LandCo Common Stock” means the New LandCo Class A Shares and the New LandCo Class B Shares.

112.         “New LandCo Corporation” means a new corporation created to hold the equity of New LandCo Corporation Sub, which corporation shall be treated as a corporation for United States federal income tax purposes and which shall seek to qualify as a publicly-traded corporation within the meaning of applicable Nevada gaming laws.

113.         “New LandCo Corporation Purchaser” means a new direct subsidiary of New LandCo Corporation Sub created to hold the LandCo Assets transferred pursuant to the Restructuring Transactions, which Entity shall be treated as a corporation for United States federal income tax purposes.

114.         “New LandCo Corporation Sub” means a new direct subsidiary of New LandCo Corporation created to hold the equity of New LandCo Corporation Purchaser, which entity shall be treated as a corporation for United States federal income tax purposes.

115.         “New LandCo Securities” means the New LandCo Common Stock, the New LandCo Warrants, the Rights Offering Shares, and the equity interests in each of New LandCo Corporation Purchaser and New LandCo Corporation Sub.

116.         “New LandCo Security Reserves” means the New LandCo Securities held in reserve pursuant to Article VII.B.3 hereof.

117.         “New LandCo Warrants” means the warrants to be issued by New LandCo Corporation to Reorganized OpCo Corporation under the Plan, the terms of which shall be acceptable to the LandCo Agent at the direction of the Required LandCo Lenders, and which shall be disclosed in the Plan Supplement.

118.         “Notice of Confirmation” means that certain notice pursuant to Bankruptcy Rule 3020(c)(2) notifying Holders of Claims and Interests and parties in interest that the Bankruptcy Court has confirmed the Plan.

119.         “OpCo Credit Facility” means the Credit Agreement, dated as of January 3, 2007, among Tropicana, as borrower, the guarantors party thereto, Credit Suisse, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC, as sole bookrunner and sole lead arranger, Barclays Bank PLC and Société Générale, as co-lead arrangers and co-syndication agents, and The Royal Bank of Scotland, PLC and ING Capital, LLC, as amended, supplemented, or otherwise modified from time to time prior to the Petition Date.

120.         “OpCo Credit Facility Deficiency Claim” means OpCo Credit Facility Deficiency Claim as defined in the OpCo Plan.

121.         “OpCo Debtors” means Adamar Garage Corporation; Argosy of Louisiana, Inc.; Atlantic-Deauville Inc.; Aztar Corporation; Aztar Development Corporation; Aztar Indiana Gaming Company, LLC; Aztar Indiana Gaming Corporation; Aztar Missouri Gaming Corporation; Aztar Riverboat Holding Company, LLC; Catfish Queen Partnership in Commendam; Centroplex Centre Convention Hotel, L.L.C.; Columbia Properties Laughlin, LLC; Columbia Properties Tahoe, LLC; Columbia Properties Vicksburg, LLC; CP Baton Rouge Casino, L.L.C.; CP Laughlin Realty, LLC; Jazz Enterprises, Inc.; JMBS Casino LLC; Ramada

New Jersey Holdings Corporation; Ramada New Jersey, Inc.; St. Louis Riverboat Entertainment, Inc.; Tahoe Horizon, LLC; Tropicana Entertainment Holdings, LLC; Tropicana Entertainment Intermediate Holdings, LLC; Tropicana Entertainment, LLC; Tropicana Express, Inc.; and Tropicana Finance Corp.

122.         “OpCo General Unsecured Claim” means OpCo General Unsecured Claim as defined in the OpCo Plan.

123.         “OpCo Noteholder Unsecured Claim” means an OpCo Noteholder Unsecured Claim as defined in the OpCo Plan.

124.         “OpCo Litigation Trust Subcommittee” means the subcommittee created pursuant to the Litigation Trust Agreement. The OpCo Litigation Trust Subcommittee shall be comprised of a total of three voting members, to be appointed by the OpCo Lenders, and one non-voting member, to be appointed by the Creditors Committee. The members of the OpCo Litigation Trust Subcommittee shall be identified in the Plan Supplement.

125.         “OpCo Plan” means a chapter 11 plan with respect to the Chapter 11 Cases of the OpCo Debtors.

126.         “Other Priority Claim” means any Claim accorded priority in right of payment pursuant to section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

127.         “Other Secured Claim” means any Secured Claim, other than a/an: (a) DIP Facility Claim; or (b) LandCo Credit Facility Secured Claim.

128.         “Periodic Distribution Date” means the first Business Day that is as soon as reasonably practicable occurring approximately ninety days after the Distribution Date, and thereafter, the first Business Day that is as soon as reasonably practicable occurring approximately ninety days after the immediately preceding Periodic Distribution Date.

129.         “Petition Date” means May 5, 2008.

130.         “Plan” means this joint plan of reorganization.

131.         “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, as amended from time to time.

132.         “Plan Supplement Filing Date” means the date that is no later than five Business Days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest.

133.         “Primary Allocable Share” means the amount of Rights Offering Shares available for purchase by an Initial Rights Offering Participant pursuant to the Primary Subscription, which share shall be determined by multiplying the Rights Offering Shares by a fraction, the numerator of which is such Initial Rights Offering Participant’s aggregate LandCo Credit Facility Claim and the denominator of which is $442,749,156.00.

134.         “Primary Subscription” means the participation in the Rights Offering by an Initial Rights Offering Participant through the purchase of its Primary Allocable Share.

135.         “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

136.         “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of the Allowed Claims in that Class, or the proportion that an Allowed Claim in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan bears to the aggregate amount of such Claims.

137.         “Professional” means an Entity: (a) employed pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by a Final Order pursuant to section 503(b)(4) of the Bankruptcy Code.

138.         “Professional Claims” means Claims incurred by Professionals in respect of services rendered and expenses incurred on behalf of the LandCo Estates through the Effective Date.

139.         “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Liquidating LandCo Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid fees and expenses of Professionals in the Chapter 11 Cases.

140.         “Professional Fee Reserve Amount” means the portion of Accrued Professional Compensation through the Effective Date allocated to the LandCo Debtors and not allocated to the OpCo Debtors based on the estimates of such Accrued Professional Compensation determined in accordance with Article IX.A.4 hereof.

141.         “Proof of Claim” means a proof of Claim Filed against any of the LandCo Debtors in the Chapter 11 Cases.

142.         “Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than a Debtor or an Insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v)

not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder.

143.         “Rejection Damages Claim” means any Claim on account of the rejection of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

144.         “Released Party” means, in their capacities as such, the LandCo Debtors, the Liquidating LandCo Debtors, New LandCo, the LandCo Lenders, the LandCo Agent, the Creditors Committee, the DIP Lenders, the OpCo Debtors, the Reorganized OpCo Debtors, and all of their respective current and former officers, directors, members, managers, partners, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, or other representatives (including their respective officers, directors, employees, members, and professionals); provided, however, that no Yung Entity will be a Released Party.

145.         “Reorganized OpCo Corporation” means a new corporation created to hold, directly or indirectly, the assets of Debtor Tropicana Entertainment, LLC, certain of its OpCo Debtor subsidiaries, certain other OpCo Debtors, acquired pursuant to the OpCo Plan.

146.         “Required LandCo Lenders” means Required Lenders as defined in the LandCo Credit Facility.

147.         “Restructuring Transactions” means the transactions described in the Plan Supplement by which, among other things: (a) New LandCo Corporation Purchaser shall acquire the LandCo Assets (other than gaming assets that cannot be owned by an unlicensed Entity) in one or more taxable transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code in exchange for, among other things, the New LandCo Common Stock and the assumption of certain liabilities specified in the Plan Supplement (other than liabilities for income or other taxes, including, but not limited to, any taxes arising from any transactions contemplated herein); and (b) the lessee under the Interim Gaming Lease shall acquire those LandCo Assets that consist of gaming assets that cannot be owned by an unlicensed Entity.

148.         “Retiree Benefits” has the meaning set forth at section 1114(a) of the Bankruptcy Code.

149.         “Rights Offering” means an offering of the Rights Offering Shares in accordance with the LandCo Lender Plan Term Sheet to the Rights Offering Participants for up to an aggregate amount of the Rights Offering Amount.

150.         “Rights Offering Amount” means an amount of $75,000,000.00.

151.         “Rights Offering Participant” means a Holder of a LandCo Credit Facility Claim.

152.         “Rights Offering Shares” mean an aggregate of 75,000,000 convertible preferred shares of stock in New LandCo Corporation equal in face amount to the Rights Offering Amount, and subject to the further terms and conditions set forth in the Plan Supplement.

153.         “Schedules” means the schedules of assets and liabilities, schedules of executory contracts or unexpired leases, and statement of financial affairs Filed by the LandCo Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.

154.         “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the LandCo Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code and in accordance with the Plan, to the extent of the value of the Creditor’s interest in the LandCo Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined in accordance with section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan or a Final Order as a Secured Claim.

155.         “Securities Act” means the United States Securities Act of 1933, as amended.

156.         “Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

157.         “Settlement Payment” means a payment in Cash in an amount equal to the lesser of: (a) 25% of the aggregate amount of each of Allowed Class 4 Claims and Allowed Class 6 Claims; and (b) $400,000.00 in the aggregate.

158.         “Solicitation Procedures Order” means the Order (I) Approving (A) the LandCo Debtors’ Disclosure Statement, (B) the Solicitation and Notice Procedures, (C) the Voting and Tabulation Procedures, (D) the Confirmation Notice and Objection Procedures, and (E) the Procedures Associated with the Rights Offering, and (II) Scheduling a Confirmation Hearing, entered by the Bankruptcy Court on March 6, 2009 [Docket No. 1638], approving certain procedures for solicitation of votes on the Plan.

159.         “Stockholders’ Agreement” means the Stockholders’ Agreement among the stockholders of New LandCo Corporation, which shall be in form and substance consistent with the LandCo Lender Plan Term Sheet, acceptable to the LandCo Agent at the direction of the Required LandCo Lenders, and substantially in the form set forth in the Plan Supplement.

160.         “Subscription Accounts” means one or more trust accounts, escrow accounts, treasury accounts, or similar segregated accounts that shall receive and hold payments of the Subscription Purchase Price.

161.         “Subscription Agent” means the Entity designated to act as subscription agent in connection with the Rights Offering by the LandCo Agent at the direction of the Required LandCo Lenders on or prior to the Confirmation Date, to be engaged and compensated by New LandCo Corporation on such terms as are agreeable to the Subscription Agent and New LandCo Corporation and the LandCo Agent at the direction of the Required LandCo Lenders.

162.         “Subscription Expiration Date” means the Voting Deadline.

163.         “Subscription Form” means the subscription form(s) and applicable instructions included on the Ballot sent to each Rights Offering Participant.

164.         “Subscription Purchase Price” means the total amount owed by each Rights Offering Participant for such Rights Offering Participant’s Rights Offering Shares pursuant to the Rights Offering.

165.         “Subscription Purchase Price Payment Date” means the date that is 90 days after the Effective Date, subject to extension at the discretion of New LandCo Corporation.

166.         “Subscription Rights” means each Rights Offering Participant’s allocable share of the Rights Offering Shares pursuant to the Rights Offering.

167.         “Subsequent Rights Offering Participant” means a Holder of not less than 3.25% of the aggregate amount of the LandCo Credit Facility Claims.

168.         “Total Enterprise Value” means the total enterprise value of New LandCo as set forth in the Disclosure Statement or as otherwise determined by the Bankruptcy Court.

169.         “Tropicana Las Vegas” means the Tropicana Las Vegas Hotel and Casino and related assets.

170.         “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

171.         “Voting Classes” means Classes 3, 4, 5, and 6.

172.         “Voting Deadline” means April 17, 2009 at 5:00 p.m. prevailing Pacific Time.

173.         “Voting Record Date” means two Business Days after the date upon which the Solicitation Procedures Order is entered by the Bankruptcy Court on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

174.         “Working Capital Facility” means a new working capital loan to be provided by Wells Fargo Foothill and certain other LandCo Lenders as may participate, to New LandCo, in an amount of not less than $15,000,000.00, and on such terms as are acceptable to Wells Fargo Foothill and New LandCo and reasonably acceptable to the LandCo Debtors.

175.         “Yung Entities” means: (a) William J. Yung III or any non-Debtor Entities controlled either directly or indirectly by William J. Yung III, including, without limitation, Columbia Sussex Corporation, Tropicana Casinos and Resorts, Inc., or any non-Debtor Affiliates of the foregoing; (b) JMBS or any non-Debtor affiliates controlled either directly or indirectly by JMBS; (c) the beneficiaries of JMBS or any non-Debtor affiliates controlled either directly or indirectly by the beneficiaries of JMBS, in their capacity as such; or (d) any affiliate of, or any Entity controlled either directly or indirectly by the foregoing; provided, however, that in no event shall Adamar of New Jersey, Inc. and Manchester Mall, Inc. be included in the definition of Yung Entities.

176.         “Yung Interests” means all Interests in the LandCo Debtors held directly or indirectly by any of the Yung Entities.

B.            Rules of Interpretation and Computation of Time

1.             Rules of Interpretation: For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, whether or not Filed, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references in the Plan to Articles are references to Articles of the Plan or to the Plan; (f) unless otherwise specified, all references in the Plan to exhibits are references to exhibits in the Plan Supplement; (g) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (h) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (j) unless otherwise set forth in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (k) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (l) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (m) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; and (n) any immaterial effectuating provisions may be interpreted by the Liquidating LandCo Debtors or New LandCo, and the Required LandCo Lenders through the LandCo Agent, as applicable, in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Additionally, except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the LandCo Debtors, the Liquidating LandCo Debtors, New LandCo, New LandCo Corporation, New LandCo Corporation Purchaser, or New LandCo Corporation Sub, shall mean the LandCo Debtors, the Liquidating LandCo Debtors, New LandCo, New LandCo Corporation, New LandCo Corporation Purchaser, and New LandCo Corporation Sub, as applicable, to the extent the context requires.

2.             Computation of Time: In computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

3.             Reference to Monetary Figures: All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III hereof. The Plan does not provide for the substantive consolidation of the LandCo Debtors and, instead, constitutes a separate plan of reorganization for each LandCo Debtor. Accordingly, the description of the treatment of particular Claims set forth below applies separately to Claims asserted against each individual LandCo Debtor.

A.            DIP Facility Claims: Allowed DIP Facility Claims shall be paid in full in Cash after the Effective Date, in full, final, and complete satisfaction of such Claims; provided, however, that each Holder of an Allowed DIP Facility Claim shall only receive a distribution under the Plan if and to the extent that such Holders of Allowed DIP Facility Claims are not paid pursuant to an OpCo Plan.

B.            Administrative Claims: On the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim shall be paid in full in Cash for the unpaid portion of such Allowed Administrative Claim, in full, final, and complete satisfaction of such Claims.

All requests for payment of an Administrative Claim must be Filed with the Claims and Solicitation Agent and served upon counsel to the LandCo Debtors or New LandCo, as applicable, on or before the Administrative Claim Bar Date. Any request for payment of an Administrative Claim that is not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Liquidating LandCo Debtor or New LandCo without the need for any objection by the Liquidating LandCo Debtors or New LandCo or further notice to or action, order, or approval of the Bankruptcy Court or other Entity. The LandCo Debtors (with the consent of the LandCo Agent at the direction of the Required LandCo Lenders) or New LandCo may settle and pay any Administrative Claim in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. In the event that any party with standing objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order, including, without limitation, all Claims by the LandCo Agent and the LandCo Lenders pursuant to the LandCo Adequate Protection Order and all Claims Allowed under this Plan.

C.            Priority Tax Claims: On the later of the Effective Date or the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the

Effective Date shall receive, in full, final, and complete satisfaction of such Claims: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the LandCo Debtors (with the reasonable consent of the LandCo Agent at the direction of the Required LandCo Lenders) or New LandCo, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; (3) at the option of the LandCo Debtors (with the reasonable consent of the LandCo Agent at the direction of the Required LandCo Lenders) or New LandCo, as applicable, and in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, Cash payments of a total value, as of the Effective Date, equal to the amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five years after the Petition Date; or (4) such other treatment as the LandCo Debtors (with the reasonable consent of the LandCo Agent at the direction of the Required LandCo Lenders) or New LandCo, as applicable, and the Holder of a Priority Tax Claim may otherwise agree.

If the Liquidating LandCo Debtors make installment payments to the Internal Revenue Service pursuant to Article II. C(3) hereof, such payments will be made in Cash in an aggregate amount of such Allowed Priority Tax Claim(s) plus interest accruing on such Claim(s) from the Effective Date at the rate established under 26 U.S.C. § 6621(a)(2).

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.            Summary: All Claims and Interests except DIP Facility Claims, Administrative Claims, and Priority Tax Claims, are classified in the Classes set forth in Article III hereof. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. The chart below summarizes the classification and treatment of classified Claims and Interests for each LandCo Debtor.

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	LandCo Credit Facility Secured Claims	Impaired	Entitled to Vote
4	LandCo General Unsecured Claims	Impaired	Entitled to Vote
5	LandCo Credit Facility Deficiency Claims	Impaired	Entitled to Vote
6	Insider Claims	Impaired	Entitled to Vote
7	Intercompany Claims	Impaired	Deemed to Reject
8	Yung Interests	Impaired	Deemed to Reject
9	Intercompany Interests	Impaired	Deemed to Reject

B.            Classification and Treatment of Claims and Interests: The Plan does not provide for the substantive consolidation of the LandCo Debtors and, instead, constitutes a separate plan of reorganization for each LandCo Debtor. To the extent necessary or appropriate, the LandCo Debtors will tabulate the votes of Creditors in Voting Classes based on the LandCo Debtor against whom such Claims are Filed or listed in the Schedules and shall satisfy the requirements of the Bankruptcy Code with respect to such Claims on a non-consolidated basis.

1.             Class 1—Other Priority Claims

(a)                                  Classification: Class 1 consists of Other Priority Claims.

(b)                                 Treatment: On the later of the Effective Date or the date on which an Other Priority Claim becomes an Allowed Other Priority Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Other Priority Claim due and payable on or prior to the Effective Date shall, in full, final, and complete satisfaction of such Claim, (i) be paid in full in Cash or (ii) receive such other treatment as the LandCo Debtors (with the consent of the LandCo Agent at the direction of the Required LandCo Lenders) or New LandCo, as applicable, and the Holder of such Other Priority Claim may otherwise agree.

(c)                                  Voting: Class 1 is Unimpaired, and the Holders of Class 1 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Claims will not be entitled to vote to accept or reject the Plan.

2.             Class 2—Other Secured Claims

(a)                                  Classification: Class 2 consists of Other Secured Claims.

(b)                                 Treatment: On the later of the Effective Date or the date on which an Other Secured Claim becomes an Allowed Other Secured Claim, or, in each such case, as soon as practicable thereafter, each Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Confirmation Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent applicable) shall, in full, final, and complete satisfaction of such Claim, (i) be Reinstated, (ii) be paid in full in Cash, (iii) have the collateral securing such Claim returned, or (iv) receive such other treatment as the LandCo Debtors (with the consent of the LandCo Agent at the direction of the Required LandCo Lenders) or New LandCo, as applicable, and the Holder of such Other Secured Claim may otherwise agree.

(c)                                  Voting: Class 2 is Unimpaired, and the Holders of Class 2 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of

Class 2 Claims will not be entitled to vote to accept or reject the Plan.

3.             Class 3—LandCo Credit Facility Secured Claims

(a)                                  Classification: Class 3 consists of LandCo Credit Facility Secured Claims.

(b)                                 Treatment: On the Effective Date or as soon as practicable thereafter, Holders of Allowed LandCo Credit Facility Secured Claims, in full, final, and complete satisfaction of the rights that such Claims represent as against but only as against the LandCo Debtors for which there is Confirmation and an Effective Date, shall receive their Pro Rata share of the New LandCo Common Stock and the right to participate in the Rights Offering; provided, that, notwithstanding anything to the contrary in the Plan, the LandCo Credit Facility Secured Claim and all rights of the LandCo Lenders and the LandCo Agent under the LandCo Credit Facility shall survive to the fullest extent permitted by law against any obligor or guarantor under the LandCo Credit Facility for which there is not Confirmation or an Effective Date.

(c)                                  Voting: Class 3 is Impaired, and Holders of Class 3 Claims will be entitled to vote to accept or reject the Plan.

4.             Class 4—LandCo General Unsecured Claims

(a)                                  Classification: Class 4 consists of LandCo General Unsecured Claims.

(b)                                 Treatment: Holders of Allowed LandCo General Unsecured Claims, in full, final, and complete satisfaction of such Claims, shall receive their Pro Rata share of (i) the Litigation Trust Proceeds allocated to the LandCo Debtors and their estates and (ii) the Settlement Payment.

(c)                                  Voting: Class 4 is Impaired, and Holders of Class 4 Claims will be entitled to vote to accept or reject the Plan.

5.             Class 5—LandCo Credit Facility Deficiency Claims

(a)                                  Classification: Class 5 consists of the LandCo Credit Facility Deficiency Claims.

(b)                                 Treatment: Holders of Allowed LandCo Credit Facility Deficiency Claims, in full, final, and complete satisfaction of the rights that such Claims represent as against but only as against the LandCo Debtors for which there is Confirmation and an Effective Date, shall receive their Pro Rata share of the Litigation Trust Proceeds allocated to the LandCo Debtors and their estates; provided, that, notwithstanding anything to the contrary in the Plan, the LandCo Credit Facility Deficiency Claim and all rights of the LandCo Lenders and the LandCo Agent under the LandCo Credit Facility shall survive to the fullest extent permitted by law against any obligor or guarantor under the LandCo Credit Facility for which there is not Confirmation or an Effective Date.

(c)                                  Voting: Class 5 is Impaired, and Holders of Class 5 Claims will be entitled to vote to accept or reject the Plan.

6.             Class 6—Insider Claims

(a)                                  Classification: Class 6 consists of the Insider Claims.

(b)                                 Treatment: To the extent that such Insider Claims are not avoided, equitably subordinated, recharacterized, or otherwise disallowed (provided, however, the Yung Entities reserve the right to contest any such avoidance, equitable subordination, recharacterization, or disallowance action), on the later of the Effective Date or the date on which an Insider Claim becomes an Allowed Insider Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Insider Claim, in full, final, and complete satisfaction of such Claim, shall receive, in Cash, their Pro Rata share of (i) the Litigation Trust Proceeds allocated to the LandCo Debtors and their estates and (ii) the Settlement Payment; provided, however, the distribution to which a Holder of an Insider Claim is entitled may be, to the maximum extent permitted under applicable law, subject to setoff by a final judgment on an Insider Cause of Action.

(c)                                  Voting: Class 6 is Impaired, and Holders of Class 6 Claims will be entitled to vote to accept or reject the Plan.

7.             Class 7—Intercompany Claims

(a)                                  Classification: Class 7 consists of Intercompany Claims.

(b)                                 Treatment: There shall be no distributions to Holders of Intercompany Claims.

(c)                                  Voting: Class 7 is Impaired, and the Holders of Class 7 Claims will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 7 Claims will not be entitled to vote to accept or reject the Plan.

8.             Class 8—Yung Interests

(a)                                  Classification: Class 8 consists of Yung Interests.

(b)                                 Treatment: On the Effective Date, Yung Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Yung Interests.

(c)                                  Voting: Class 8 is Impaired, and the Holders of Class 8 Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 8 Claims will not be entitled to vote to accept or reject the Plan.

9.             Class 9—Intercompany Interests

(a)                                  Classification: Class 9 consists of Intercompany Interests.

(b)                                 Treatment: There shall be no distributions to Holders of Intercompany Interests.

(c)                                  Voting: Class 9 is Impaired, and the Holders of Class 9 Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 9 Interests will not be entitled to vote to accept or reject the Plan.

C.            Acceptance or Rejection of the Plan

1.             Presumed Acceptance of Plan: Classes 1 and 2 are Unimpaired and are, therefore, presumed to have accepted the Plan pursuant to section I 126(f) of the Bankruptcy Code.

2.             Voting Classes: Each Holder of an Allowed Claim as of the Voting Record Date in each of the Voting Classes shall be entitled to vote to accept or reject the Plan.

3.             Acceptance by Impaired Classes of Claims: Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

4.             Presumed Rejection of Plan: Classes 7,8, and 9 are Impaired and shall receive no distribution under the Plan on account of their Claims or Interests and are, therefore, presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

5.             Tabulation of Ballots: The LandCo Debtors will tabulate all votes on the Plan on a consolidated basis for the purpose of determining whether the Plan satisfies section 1129(a)(8)

and (10) of the Bankruptcy Code. All votes on account of Allowed Claims shall be counted as if Filed against a single consolidated LandCo Estate.

6.             Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code: Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The LandCo Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

7.             Controversy Concerning Impairment: If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

8.             LandCo Credit Facility Claims: Pursuant to Article VIII. M hereof, the LandCo Credit Facility Claims are Allowed as of the Confirmation Date in each of the LandCo Debtors’ Chapter 11 Cases for all purposes under the Plan in the amount of $442,749,156.00, with the LandCo Credit Facility Secured Claims Allowed in the settled amount of $370,000,000.00  and the LandCo Credit Facility Deficiency Claims Allowed in the settled amount of $72,749,156.00, and shall not be subject to setoff, recoupment, reduction, or allocation, including on account of any payments made pursuant to the LandCo Adequate Protection Order.

ARTICLE IV.

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.            Sources of Consideration for Plan Distributions: The Liquidating LandCo Debtors shall fund distributions under the Plan with Cash on hand, including Cash from operations, existing assets, the issuance of New LandCo Common Stock, New LandCo Warrants, and the Litigation Trust Proceeds.

B.            Working Capital Facility: Pursuant to the Working Capital Facility, Wells Fargo Foothill and certain other LandCo Lenders as may participate will provide a working capital loan to New LandCo in an amount not less than $15 million on such terms as are acceptable to Wells Fargo Foothill and New LandCo and reasonably acceptable to the LandCo Debtors.

C.            Settlement Payment: Pursuant to the provisions herein, Holder of Allowed Class 4 Claims and Allowed Class 6 Claims shall receive the Settlement Payment, which consists of a payment in Cash in an amount equal to the lesser of: (i) the aggregate amount of each of Allowed Class 4 Claims and Allowed Class 6 Claims; and (ii) $400,000.00 in the aggregate.

D.            New LandCo Common Stock: New LandCo Corporation shall issue the New LandCo Common Stock, and the right to participate in the Rights Offering, for distribution by the Liquidating LandCo Debtors to Holders of Allowed LandCo Credit Facility Secured Claims in full, final, and complete satisfaction of such LandCo Credit Facility Secured Claims. Holders of Allowed LandCo Credit Facility Secured Claims shall receive New LandCo Class A Shares, except that any such Holder of Allowed LandCo Credit Facility Secured Claims that is entitled to receive ten percent (10%) or more of the total issued shares of New LandCo Common Stock shall designate on their Class 3 Ballot, or otherwise communicate in writing prior to the Effective

Date to the LandCo Debtors, the proportion of New LandCo Class B Shares that such Holder desires to receive for the portion of its holding that is in excess of nine and ninety-nine one- hundredths percent (9.99%) of the total issued shares of New LandCo Common Stock and New LandCo Corporation shall distribute to such Holder New LandCo Common Stock in accordance with such designation. Any Holder of Allowed LandCo Credit Facility Secured Claims that is entitled to receive either (a) less than ten percent (10%) of the total issued shares of New LandCo Common Stock or (b) ten percent (10%) or more of the total issued shares of New LandCo Common Stock but does not submit a timely written designation of the proportion of New LandCo Class B Shares, shall receive all of its distribution of New LandCo Common Stock in New LandCo Class A Shares; provided that, in the sole discretion of New LandCo Corporation, such Holders shall have the right to make such written designation after the Effective Date.

E.            Rights Offering: Pursuant to the Rights Offering, each Initial Rights Offering Participant as of the Voting Record Date will be offered Subscription Rights to purchase its Primary Allocable Share of the Rights Offering Shares pursuant to the Primary Subscription. The price of the Rights Offering Shares shall be the Subscription Purchase Price. Participation in the Rights Offering will be subject to the following procedures:

1.            Exercise of Subscription Rights: In order to exercise the Subscription Rights, each Initial Rights Offering Participant and Subsequent Rights Offering Participant must: (i) return a duly completed and executed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Subscription Expiration Date; and (ii) pay an amount equal to the Subscription Purchase Price by wire transfer or bank or cashier’s check so as to be received by the Subscription Agent on or before the Subscription Purchase Price Payment Date. If the Subscription Agent for any reason does not receive from a given Initial Rights Offering Participant or Subsequent Rights Offering Participant both a timely and duly completed Subscription Form and timely payment of such Holder’s Subscription Purchase Price, such Initial Rights Offering Participant or Subsequent Rights Offering Participant will be deemed to have relinquished and waived its right to participate in the Rights Offering.

2.             “Backstop” in Case of Undersubscription: In the event that the Rights Offering is undersubscribed by the Initial Rights Offering Participants, or if any Initial Rights Offering Participants fail to timely pay all amounts due prior to the Subscription Purchase Price Payment Date, the undersubscribed shares shall be made available to the Subsequent Rights Offering Participants for the Subscription Purchase Price. The number of undersubscribed shares shall equal the total number of Rights Offering Shares less the number of such shares purchased by the Initial Rights Offering Participants under the Primary Subscription. The undersubscribed shares shall be allocated among the Subsequent Rights Offering Participants in accordance with their respective ratable percentage ownership of the LandCo Credit Facility Claims and, to the extent subscribed by a Subsequent Rights Offering Participant, shall entitle such Subsequent Rights Offering Participant to receive its Pro Rata share of the Backstop Fee. Subsequent Rights Offering Participants shall subscribe to purchase undersubscribed shares in the manner set forth above in Article IV.E hereof.

3.             Subscription Period: The Rights Offering with respect to both the Initial Rights Offering Participants and the Subsequent Rights Offering Participants will commence on or about March 17, 2009, and will end on the Subscription Expiration Date, subject to extension (a)

before the Effective Date, by the LandCo Agent at the direction of the Required LandCo Lenders, and (b) after the Effective Date, by New LandCo Corporation.

4.             Cancellation: The Rights Offering is subject to cancellation in its entirety upon consummation of a Cancellation Event prior to the Subscription Purchase Price Payment Date.

5.             Transfer of Subscription Rights; Election Irrevocable; Representations and Warranties: Notwithstanding anything to the contrary in the Subscription Form, the Subscription Rights may be transferred in connection with a sale, transfer, or assignment of a LandCo Credit Facility Claim so long as (a) prior to the Effective Date, the LandCo Debtors, with the consent of the LandCo Agent at the direction of the Required LandCo Lenders, consent to such transfer in writing (which consent shall not be unreasonably withheld), or (b) after the Effective Date, New LandCo Corporation consents to such transfer in writing (which consent shall not be unreasonably withheld); the Subscription Rights otherwise may not be sold, transferred, or assigned, whether or not in connection with a sale, transfer, or assignment of the underlying LandCo Credit Facility Claim. Once a holder of Subscription Rights has properly exercised its Subscription Rights, such exercise shall be irrevocable, subject only to the occurrence of a Cancellation Event. Each Rights Offering Participant that has properly exercised its Subscription Rights represents and warrants that (i) to the extent applicable, it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (ii) it has the requisite power and authority to enter into, execute, and deliver the Subscription Form and to perform its obligations thereunder and has taken all necessary action required for the due authorization, execution, delivery, and performance thereunder, and (iii) it agrees that the Subscription Form constitutes a valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.             Distribution of Rights Offering Shares: On or as soon as reasonably practicable after the Subscription Purchase Price Payment Date, but subject to extension by New LandCo Corporation, the Disbursing Agent shall distribute the Rights Offering Shares pursuant to the Rights Offering.

7.             Payment of the Subscription Purchase Price; No Interest: For Rights Offering Participants that exercise their Subscription Rights in conformity with Article IV.E.2 hereof, the Subscription Purchase Price will be deposited and held in the Subscription Accounts. The Subscription Accounts will be maintained by the Subscription Agent for the purpose of holding the money for administration of the Rights Offering until the Effective Date or such other later date, at the option of New LandCo Corporation. The Subscription Agent will not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance. No interest will be paid to parties exercising Subscription Rights on account of amounts paid in connection with such exercise; provided, however, that, (i) to the extent that any portion of the Subscription Purchase Price paid to the Subscription Agent is not used to purchase Rights Offering Shares, the Subscription Agent will return such portion to the applicable Rights Offering Participant within ten (10) Business Days of a determination that such funds will not be used, and (ii) if the Rights Offering has not been consummated by the Subscription Purchase Price Payment Date, the Subscription Agent will return any payments made pursuant to the Rights Offering to the applicable Rights Offering Participant within ten (10) Business Days thereafter.

8.             Fractional Rights: No fractional amounts of Rights Offering Shares will be issued. The number of shares of Rights Offering Shares available for purchase will be rounded down to the nearest share. Any Rights Offering Shares not subscribed to by the Initial Rights Offering Participants as a result of such rounding will be pooled and made available to the Subsequent Rights Offering Participants.

9.             Validity of Exercise of Subscription Rights: All questions concerning the timeliness, viability, form, and eligibility of any exercise of Subscription Rights shall be determined by New LandCo Corporation, whose good faith determinations absent manifest error shall be final and binding. New LandCo Corporation, in its sole discretion, reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as it may determine, or reject the purported exercise of any Subscription Rights that does not comply with the provisions of the Rights Offering as set forth herein. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or corrected within such time as New LandCo Corporation determines in its sole discretion reasonably exercised in good faith. Neither New LandCo Corporation nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Forms or incur any liability for failure to give such notification. Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the LandCo Lender Plan Term Sheet, the LandCo Agent at the direction of the Required LandCo Lenders prior to the Effective Date and New LandCo Corporation after the Effective Date reserve the right to modify the Rights Offering in order to comply with applicable law, including without limitation modifying the Entities otherwise eligible to be Initial Rights Offering Participants and Subsequent Rights Offering Participants and/or the number of Rights Offering Shares available to any Initial Rights Offering Participants or Subsequent Rights Offering Participant.

10.          Use of Proceeds: The proceeds of the Rights Offering shall be retained by New LandCo Corporation for general corporate purposes.

F.            New LandCo Warrants: On the Effective Date, New LandCo Corporation shall issue the New LandCo Warrants to the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, as partial compensation for the OpCo Debtors or Reorganized OpCo Corporation, as applicable, entering into the Management Services Arrangement.

G.            Litigation Trust: There shall be a single Litigation Trust that shall hold all of the Insider Causes of Action held by either the LandCo Debtors or the OpCo Debtors. The initial Trustee (as defined in the Litigation Trust Agreement) shall be appointed by at least three (3) of the five (5) individuals identified on Annex A and Annex B to the Litigation Trust Agreement as voting members of the Litigation Trust Committee on or as soon as reasonably practicable after the Trust Effective Date (as defined in the Litigation Trust Agreement). In connection with the transfer of the Insider Causes of Action to the Litigation Trust, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) related to the Insider Causes of Action will vest in the Litigation Trust and its representatives, and the Debtors, the Creditors Committee, the Litigation Trust, and the Litigation Trust Committee are authorized to take all necessary actions to effectuate the transfer of such privileges. The Litigation Trust shall operate solely for the purpose of pursuing such Insider Causes of Action and distributing the Litigation Trust Proceeds from any judgment, settlements, or recoveries; the Litigation Trust shall have no objective to engage in the conduct of any trade or business. The Litigation Trust shall be governed by the Litigation Trust Committee pursuant to the terms of the Litigation Trust Agreement. The Litigation Trust Proceeds shall be allocated as between the Litigation Trust Beneficiaries on account of Claims against the OpCo Debtors on one hand, and the Litigation Trust Beneficiaries on account of Claims against the LandCo Debtors and each of their respective successors, assigns, and heirs in the aggregate, on the other hand, on a Pro Rata basis determined by reference to the relative amounts of the OpCo Credit Facility Deficiency Claim and the LandCo Credit Facility Deficiency Claim, and such Litigation Trust Proceeds allocated to the Creditors of the LandCo Debtors shall be distributed Pro Rata to the Litigation Trust Beneficiaries with Claims against the LandCo Debtors in full or partial satisfaction of such Claims. Any Litigation Trust Proceeds to be distributed to the Holders of Allowed OpCo General Unsecured Claims, Allowed OpCo Noteholder Unsecured Claims, or Allowed OpCo Credit Facility Deficiency Claims shall be kept in the Litigation Trust Reserve until such time as an OpCo Plan is confirmed and becomes effective providing for such distributions from the Litigation Trust. In the event that an OpCo Plan is confirmed, but does not provide for a distribution for Allowed OpCo General Unsecured Claims, Allowed OpCo Noteholder Unsecured Claims, or Allowed OpCo Credit Facility Deficiency Claims from the Litigation Trust upon the terms set forth in the OpCo Plan, then any such amounts in the Litigation Trust Reserve shall be distributed to Holders of Class 4, Class 5, and Class 6 Claims in the same manner contemplated by Article III.B.4(b), Article III.B.5(b), and Article III.B.6(b) hereof.

Neither the transfer of the Insider Causes of Action to the Litigation Trust nor the provisions of Article VIII of the Plan shall affect negatively or abrogate the rights, if any (provided that inclusion of this clause shall not constitute an admission that the Yung Entities possess the rights to be asserted as described below), of any Yung Entity as against any or all of the Debtors, the Liquidating LandCo Debtors, or the ICA Parties to: (1) assert defenses to the Insider Causes of Action (including defenses that the Yung Entities held against the Debtors prior to Confirmation, and including, without limitation, judgment reduction, laches, or in pari delicto); (2) assert Claims or Causes of Action (including those held against the Debtors prior to Confirmation) to the extent that the purpose of such assertion is to limit, reduce, or defeat the liability of such Yung Entity in any Insider Causes of Action (and not to obtain any affirmative or monetary recovery) including, without limitation, (a) for breach of contract, fraud, fraudulent inducement, fraudulent misrepresentation, and negligent misrepresentation, (b) for indemnification, subrogation, or contribution, (c) for respondent superior or vicarious liability arising out of the acts or omissions of any officer, director, employee, or agent of any Debtor or ICA Party, or (d) arising under section 502(h) of the Bankruptcy Code; (3) prosecute Proofs of Claims or requests for administrative expenses filed on or before the applicable Bar Date; or (4) initiate discovery (including against the Debtors and the Liquidating LandCo Debtors) in connection with Insider Causes of Action; provided however, the Debtors, New LandCo, the Liquidating LandCo Debtors, the ICA Parties, the Litigation Trust, all Entities, and all parties-in-

interest reserve any and all rights to challenge such defenses, Claims, Causes of Action, or discovery.

H.            Issuance and Distribution of the New LandCo Securities: On or prior to the Effective Date, New LandCo Corporation shall issue or reserve for issuance all New LandCo Securities required to be issued pursuant hereto. On the Distribution Date, the Liquidating LandCo Debtors, New LandCo Corporation, and/ or the Disbursing Agent will distribute any New LandCo Securities required to be distributed pursuant hereto. The New LandCo Securities to be issued pursuant to the Plan may be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon the exemptions set forth in section 1145 of the Bankruptcy Code; provided, however, that New LandCo Warrants issued under the Plan (and the New LandCo Common Stock to be issued pursuant to such New LandCo Warrants) will be issued pursuant to the private placement exemption set forth in the Securities Act. All of the New LandCo Securities issued pursuant to the Plan shall be duly authorized, validly issued, and, if applicable, fully paid and non-assessable.   Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including, without limitation, the terms and conditions of the Stockholders’ Agreement, which terms and conditions shall bind each Entity receiving such distribution or issuance.

I.              Corporate Existence: Except as otherwise provided in the Plan, each LandCo Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable LandCo Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by or in accordance with the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

J.             Vesting of Assets in and Management of the Liquidating LandCo Debtors: Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each LandCo Estate other than the LandCo Assets (if any) shall vest in each respective Liquidating LandCo Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Liquidating LandCo Debtor may use, acquire, or dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. All Cash held for the account of the LandCo Lenders pursuant to the LandCo Credit Facility shall be delivered to New LandCo on the Effective Date and shall be free and clear of all Liens, Claims, charges, and other encumbrances pursuant to section 1123(a)(5)(D) of the Bankruptcy Code. Subject to modification based on an agreement between the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders, which shall be disclosed in the Plan Supplement, New LandCo shall be responsible for the Liquidating LandCo Debtors honoring obligations under the Plan, including, without limitation, resolving Disputed Claims and Interests in accordance with Article VI.A hereof, making distributions to Creditors in accordance with Article VII hereof, resolving disputed Administrative Claims and paying Allowed Administrative Claims in accordance with Article IX hereof, paying statutory fees in accordance with Article XIII.C hereof, and closing the LandCo Debtors’ Chapter 11 Cases in accordance with Article XIII.M hereof. Notwithstanding anything to the contrary contained herein, New LandCo shall not assume or be responsible for any income or other taxes incurred at any time whether prepetition, postpetition, pre-Confirmation or post-Confirmation, by the Liquidating LandCo Debtors, including, but not limited to, any income or other taxes arising from any transaction contemplated herein.

K.            Intercompany Interests: [Intentionally omitted]

L.             Cancellation of Notes and Interests: On the Effective Date, except as otherwise provided in the Plan (including, without limitation, Article III.B.3, Article III.B.5, and Article VII.C.2 hereof), all notes, stock, instruments, Certificates, and other documents evidencing the LandCo Credit Facility and the Interests (other than the Intercompany Interests as set forth in the Plan), shall be canceled, and the obligations of the LandCo Debtors thereunder or in any way related thereto shall be fully released and discharged; provided, however, that the notes evidencing indebtedness under the LandCo Credit Facility shall be deemed to survive as and to the extent necessary for any LandCo Lender or the LandCo Agent to establish a right to receive distributions under this Plan. On the Effective Date, except to the extent otherwise provided in the Plan, the LandCo Credit Facility shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the LandCo Debtors thereunder shall be fully released and discharged without the need for an order of the Bankruptcy Court.

M.           Restructuring Transactions: On or prior to the Effective Date, as described in the Plan Supplement, among other things, (1) New LandCo Corporation Purchaser shall acquire the LandCo Assets (other than gaming assets that cannot be owned by an unlicensed Entity) free and clear of all Liens, Claims, charges, and other encumbrances, in one or more taxable transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, in exchange for the New LandCo Common Stock and the assumption of certain liabilities (other than liabilities for income or other taxes, including, but not limited to, any taxes arising from any transactions contemplated herein); and (2) the lessee under the Interim Gaming Lease shall acquire, free and clear of all Liens, Claims, charges, and other encumbrances, those LandCo Assets that consist of gaming assets that cannot be owned by an unlicensed Entity. The Plan Supplement will contain a description of all relevant Restructuring Transactions that will occur pursuant to the Plan. Furthermore, on the Effective Date, or as soon as reasonably practicable thereafter, the Liquidating LandCo Debtors and New LandCo may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation (or other formation documents), merger, or consolidation with the appropriate governmental authorities pursuant to applicable law; and (4) all other actions that the Liquidating LandCo Debtors and New LandCo determine are necessary or appropriate.

N.            Post-Confirmation Property Sales: To the extent the LandCo Debtors, the Liquidating LandCo Debtors, or New LandCo, as applicable, sell any of their property prior or subsequent to Confirmation, which sales outside of the ordinary course of business shall be subject to the consent of the LandCo Agent at the direction of the Required LandCo Lenders prior to the Effective Date and the consent of New LandCo Corporation after the Effective Date, such property may be sold pursuant to sections 363, 1123, and 1146(a) of the Bankruptcy Code.

O.            Corporate Action: Each of the matters provided for by the Plan involving the corporate structure of the LandCo Debtors or corporate or related actions to be taken by or required of the Liquidating LandCo Debtors and New LandCo shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Holders of Claims or Interests, directors or managers of the LandCo Debtors, New LandCo, or any other Entity. Without limiting the foregoing, such actions may include: (1) the adoption and filing of the New LandCo Charter and the New LandCo Bylaws; and (2) the appointment of directors, managers, and officers for the Liquidating LandCo Debtors and New LandCo.

P.            Certificate of Incorporation and Bylaws: The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies) of the LandCo Debtors shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code. On or as soon as reasonably practicable after the Effective Date, each of the Liquidating LandCo Debtors and New LandCo shall file new certificates of incorporation, certificates of formation or dissolution, or similar documents with the secretary of state (or equivalent state officer or entity) of the state under which each of the Liquidating LandCo Debtors and New LandCo is or is to be incorporated or formed, among other things, in compliance with section 1123(a)(6) of the Bankruptcy Code (to the extent applicable) in form and substance acceptable to New LandCo Corporation. After the Effective Date, each Liquidating LandCo Debtor and New LandCo may file a new, or amend and restate its existing, certificate of incorporation, charter, and other constituent documents as permitted by the relevant state corporate law.

Q.            Effectuating Documents and Further Transactions: On and after the Effective Date, the Liquidating LandCo Debtors and New LandCo, and the respective officers and members of the boards of directors and boards of managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Liquidating LandCo Debtors or New LandCo, as applicable, but without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity except for those expressly required pursuant to the Plan.

R.            Exemption from Certain Transfer Taxes and Recording Fees: Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a LandCo Debtor to a Liquidating LandCo Debtor or to any Entity, including, without limitation, transfers to New LandCo Corporation Purchaser, and any subsequent transferee of such Entity, pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, Equity Security, or other Interest in the LandCo Debtors, the Liquidating LandCo Debtors, or New LandCo; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

S.             Directors and Officers of New LandCo Corporation: The New LandCo Board shall consist of five members, comprised of the chief executive officer of New LandCo Corporation and four members selected by the Holders of New LandCo Common Stock in accordance with the New LandCo Charter and the New LandCo Bylaws. All members of the New LandCo Board shall be licensed in accordance with applicable gaming laws. At least three members of the New LandCo Board (exclusive of the chief executive officer) will meet the standards of independence set by the Securities and Exchange Commission, the rules of the New York Stock Exchange or NASDAQ, and relevant state gaming laws and regulations, as further specified in the New LandCo Charter and the New LandCo Bylaws. The selection of initial and subsequent members of the New LandCo Board, and all other aspects of corporate governance of New LandCo Corporation, shall occur as provided in the New LandCo Charter and the New LandCo Bylaws. The identities and affiliations of any Entity proposed to serve as an officer or director of New LandCo Corporation shall have been disclosed at or before the Confirmation Hearing.

T.             Directors and Officers of the Liquidating LandCo Debtors: The LandCo Agent at the direction of the Required LandCo Lenders shall, in accordance with the LandCo Lender Plan Term Sheet, designate, and, upon receiving such designation, the LandCo Debtors shall disclose pursuant to section 1129(a)(5) of the Bankruptcy Code the officers, directors, and managers of each of the Liquidating LandCo Debtors, and, to the extent required under section 1129(a)(5) of the Bankruptcy Code, the New LandCo Entities. The classification and composition of the boards of directors and boards of managers of the Liquidating LandCo Debtors shall be consistent with their respective new certificates of incorporation and bylaws. Each such officer, director, or manager shall serve from and after the Effective Date pursuant to the terms of such new certificate of incorporation, bylaws, other constituent documents, and applicable state corporation law. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of any Entity proposed to serve as an officer, director, or manager of the Liquidating LandCo Debtors, and to the extent required under section 1129(a)(5) of the Bankruptcy Code with respect to the New LandCo Entities shall have been disclosed at or before the Confirmation Hearing.

U.            Director and Officer Liability Insurance: Subject to the reasonable consent of the LandCo Agent at the direction of the Required LandCo Lenders, on or before the Effective Date,

the Liquidating LandCo Debtors will obtain sufficient tail coverage under a directors’, managers’, and officers’ liability insurance policy for a period of six years after the Effective Date (or such different period as agreed by the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders) for the LandCo Debtors’ current and former directors and officers serving from and after the Petition Date; provided, however, the Yung Entities shall not be entitled to such coverage.

V.            Management Post-Confirmation

1.             Management Services Arrangement: From and after the Confirmation Date through the Effective Date, the operations of the Tropicana Las Vegas shall be managed by the Interim LandCo Managers or such managers as they deem appropriate, with the reasonable consent of the LandCo Agent at the direction of the Required LandCo Lenders, in compliance with applicable law.

2.             Interim Services Arrangement: From and after the Confirmation Date through the Effective Date, the Interim Services Arrangement shall be effective.

3.             Post-Effective Date, Pre-Licensing of New LandCo Corporation Purchaser: From and after the Effective Date through the date that New LandCo Corporation Purchaser (or an appropriate subsidiary or affiliate) is licensed to manage the gaming and any other operations subject to licensure conducted at the Tropicana Las Vegas, the Interim Gaming Lease shall be effective.

4.             Operations Post-Termination of the Interim Gaming Lease: From and after the termination of the Interim Gaming Lease, the Gaming Management Agreement shall be effective.

W.           Creation of Professional Fee Escrow Account: On the Effective Date, the Liquidating LandCo Debtors shall establish the Professional Fee Escrow Account and reserve an amount necessary to pay all of the Accrued Professional Compensation, subject to Article IX hereof.

X.            Employee and Retiree Benefits: Except as otherwise set forth in the Plan and subject to modification based on an agreement between the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders, which shall be disclosed in the Plan Supplement, on and after the Effective Date, the Liquidating LandCo Debtors or New LandCo Corporation Purchaser may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the LandCo Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Liquidating LandCo Debtors’ or New LandCo’s defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section

1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all Retiree Benefits, if any, shall continue to be paid in accordance with applicable law; provided, however, that neither the LandCo Agent nor any LandCo Lender shall be responsible for paying such amounts.

Y.            Preservation of Rights of Action: In accordance with section 1123(b) of the Bankruptcy Code, all Causes of Action shall be transferred to New LandCo Corporation Purchaser, which may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and New LandCo Corporation Purchaser’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. New LandCo Corporation Purchaser may pursue such Causes of Action, as appropriate, in accordance with the best interests of New LandCo Corporation Purchaser. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the LandCo Debtors or New LandCo Corporation Purchaser, as applicable, will not pursue any and all available Causes of Action against them. The LandCo Debtors or New LandCo Corporation Purchaser, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, New LandCo Corporation Purchaser expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of, the Confirmation or the Consummation.

New LandCo Corporation Purchaser reserves and shall retain the foregoing Causes of Action notwithstanding the rejection of any executory contract or unexpired lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a LandCo Debtor may hold against any Entity shall vest in New LandCo Corporation Purchaser. New LandCo Corporation Purchaser, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. New LandCo Corporation Purchaser shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. The foregoing retained Causes of Action do not include the Insider Causes of Action, as such Insider Causes of Action belong to the Litigation Trust, as provided in Article IV.G hereof.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.            Assumption and Rejection of Executory Contracts and Unexpired Leases: Except as otherwise provided in the Plan, the respective executory contracts or unexpired leases of each LandCo Debtor, including Intercompany Contracts solely between two or more LandCo Debtors, not assumed or rejected pursuant to a Final Order prior to the Effective Date shall be deemed rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, except for those executory contracts or unexpired leases: (1) listed on the schedule of “Assumed and Assigned Executory Contracts and Unexpired Leases” in the Plan Supplement; (2) listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement; (3) that are the subject of a motion to assume or reject pending on the Effective Date (in which case such assumption or rejection and the effective date thereof shall remain subject to a Final Order); (4) that are subject to a motion Filed prior to the Effective Date to assume or reject, with a requested effective date after the Effective Date; or (5) that are otherwise expressly assumed or rejected pursuant to the Plan. Entry of the Confirmation Order shall constitute a Final Order approving the assumptions or rejections of such executory contracts or unexpired leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions or rejections of executory contracts and unexpired leases in the Plan are effective as of the Effective Date. Each such executory contract and unexpired lease assumed pursuant to the Plan or by Final Order but not assigned to a third party prior to the Effective Date shall revest in, and be fully enforceable by, the applicable contracting Liquidating LandCo Debtor in accordance with its terms, except as such terms may have been modified by the Plan or such Final Order. Notwithstanding anything to the contrary in the Plan, the LandCo Debtors or the Liquidating LandCo Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the schedules of executory contracts or unexpired leases identified in Article V hereof and in the Plan Supplement at any time through and including the later of thirty days after the Effective Date.

B.            Indemnification Obligations: Each Indemnification Obligation of the individuals identified on Exhibit 11 to the Plan Supplement (and specifically excluding the Yung Entities) shall be assumed by the applicable LandCo Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such Indemnification Obligation is executory and arose in the ordinary course of business, unless such Indemnification Obligation previously was rejected by the LandCo Debtors pursuant to a Final Order or is the subject of a motion to reject pending on the Effective Date. Notwithstanding the foregoing, an Indemnification Obligation in favor of any Entity not identified on Exhibit 11 to the Plan Supplement shall terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that the Liquidating LandCo Debtors and New LandCo are authorized, but not required, in their sole and absolute discretion, to honor or reaffirm Indemnification Obligations other than those rejected or terminated by a prior or subsequent Final Order of the Bankruptcy Court (other than the Yung Entities), whether or not executory, but subject to the limitations set forth above, in which case such honoring or reaffirmation shall be in complete satisfaction, discharge, and release of any Claim on account of such Indemnification Obligation. Each Indemnification Obligation that is assumed, deemed assumed, honored, or reaffirmed shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

C.            Cure of Defaults for Assumed and Assigned Executory Contracts and Unexpired Leases: With respect to each of the LandCo Debtors’ executory contracts or unexpired leases listed on the schedule of “Assumed and Assigned Executory Contracts and Unexpired Leases” in the Plan Supplement, the LandCo Debtors shall have designated a proposed Cure, and the assumption and assignment of such executory contract or unexpired lease may be conditioned upon the disposition of all issues with respect to such Cure. Any provisions or terms of the LandCo Debtors’ executory contracts or unexpired leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of such Cure. Except with respect to executory contracts and unexpired leases in which the LandCo Debtors and the applicable counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure that differ from the amounts proposed by the LandCo Debtors must be Filed with the Claims and Solicitation Agent on or before the Cure Bar Date. Any request for payment of Cure that is not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Liquidating LandCo Debtor or New LandCo without the need for any objection by the Liquidating LandCo Debtors or New LandCo or further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim for Cure shall be deemed fully satisfied, released, and discharged upon payment of the amounts listed on the LandCo Debtors’ proposed Cure schedule, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary; provided, however, that nothing shall prevent the Liquidating LandCo Debtors or New LandCo from paying any Cure despite the failure of the relevant counterparty to timely File such request for payment of such Cure. The Liquidating LandCo Debtors or New LandCo also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

If the LandCo Debtors, the Liquidating LandCo Debtors, or New LandCo, as applicable, object to any Cure, or any other matter related to assumption as disputed, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. If there is a dispute regarding such Cure, the ability of the Liquidating LandCo Debtors or New LandCo or any other assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter relating to assumption, then payment of the Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the LandCo Debtors, the Liquidating LandCo Debtors, and New LandCo, as applicable, and the counterparty to the executory contract or unexpired lease. Any counterparty to an executory contract and unexpired lease that fails to object timely to the proposed assumption of any executory contract or unexpired lease will be deemed to have consented to such assumption. The LandCo Debtors, the Liquidating LandCo Debtors, or New LandCo, as applicable, reserve the right either to reject, or nullify the assumption of, any executory contract or unexpired lease no later than thirty days after a Final Order determining the Cure, any request for adequate assurance of future performance required to assume such executory contract or unexpired lease, and any other matter related to assumption.

Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full, final, and complete release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Anything in the Schedules and any Proofs of Claim Filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

D.            Preexisting Obligations to the LandCo Debtors Under Executory Contracts and Unexpired Leases: Rejection of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the LandCo Debtors under such contracts or leases.

E.            Claims Based on Rejection of Executory Contracts and Unexpired Leases: Unless otherwise provided by a Final Order of the Bankruptcy Court, any Proofs of Claim asserting Claims arising from the rejection of the LandCo Debtors’ executory contracts and unexpired leases pursuant to the Plan or otherwise must be Filed with the Claims and Solicitation Agent no later than thirty days after the later of the Effective Date or the effective date of rejection. Any Proofs of Claim arising from the rejection of the LandCo Debtors’ executory contracts or unexpired leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Liquidating LandCo Debtor without the need for any objection by the Liquidating LandCo Debtors or further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the LandCo Debtors’ executory contracts and unexpired leases shall be classified as Rejection Damages Claims and shall be treated in accordance with Article III hereof.

F.            Director and Officer Liability Insurance Policies: Subject to modification based on an agreement between the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders, which shall be disclosed in the Plan Supplement, as of the Effective Date, the Liquidating LandCo Debtors shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Notwithstanding anything to the contrary contained in the Plan, Confirmation shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies (except that neither the Liquidating LandCo Debtors nor New LandCo shall assume any indemnity obligations to the Yung Entities), and each such indemnity obligation will be deemed and treated as an executory contract that has been assumed by the Liquidating LandCo Debtors under the Plan as to which no Proof of Claim need be Filed. Notwithstanding the foregoing, neither the LandCo Agent nor any LandCo Lender shall incur any liability to any Entity in connection with the D&O Liability Insurance Policies.

G.            Intercompany Contracts, Contracts, and Leases Entered into After the Petition Date and Executory Contracts and Unexpired Leases Assumed: Intercompany Contracts solely between two or more LandCo Debtors and no OpCo Debtors, contracts and leases entered into after the Petition Date by any LandCo Debtor, and any executory contracts and unexpired leases assumed by any LandCo Debtor, may be performed by the applicable Liquidating LandCo Debtor or New LandCo Corporation Purchaser, as applicable, in the ordinary course of business.

H.            Modifications, Amendments, Supplements, Restatements, or Other Agreements: Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to executory contracts and unexpired leases that have been executed by the LandCo Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.              Reservation of Rights: Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the LandCo Debtors that any such contract or lease is in fact an executory contract or unexpired lease or that any Liquidating LandCo Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the LandCo Debtors, the Liquidating LandCo Debtors, or New LandCo, as applicable, shall have thirty days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

J.             Non-Occurrence of the Effective Date: Pending the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.            Allowance of Claims: After the Effective Date, each Liquidating LandCo Debtor shall have and retain any and all rights and defenses such LandCo Debtor had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action referenced in Article IV.Y hereof.

B.            Claims and Interests Administration Responsibilities: Except as otherwise specifically provided in the Plan, after the Effective Date, the Liquidating LandCo Debtors, New LandCo, and the Litigation Trust (as to the Litigation Trust, to the extent set forth in Section 4.11 of the Litigation Trust Agreement) shall have the exclusive authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

C.            Estimation of Claims: Before or after the Effective Date, the LandCo Debtors or the Liquidating LandCo Debtors, as applicable, with the consent of the LandCo Agent at the direction of the Required LandCo Lenders before the Effective Date and the consent of New LandCo Corporation after the Effective Date, may at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the

Bankruptcy Code for any reason, regardless of whether any Entity previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Liquidating LandCo Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.

D.            Adjustments to Claims Without Objection: Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Liquidating LandCo Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Additionally, any Claim that is duplicative or redundant with another Claim against the same LandCo Debtor may be adjusted or expunged on the Claims Register by the Liquidating LandCo Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

E.            Disallowance of Claims or Interests: Any Claims or Interests held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that are transferees of transfers avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims and Interests may not receive any distributions on account of such Claims and Interests until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the LandCo Debtors by that Entity have been turned over or paid (and in the case of the Insider Causes of Action, paid to the Litigation Trust). All Claims Filed on account of an Indemnification Obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be), subject to the limitations set forth in Article V.B hereof, pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. All Claims Filed on account of an employee benefit referenced in Article IV.X hereof shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Liquidating LandCo Debtors or New LandCo elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

EXCEPT AS PROVIDED HEREIN OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS ON

OR BEFORE THE CONFIRMATION HEARING SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

F.            Offer of Judgment: The Liquidating LandCo Debtors, with the consent of New LandCo Corporation, are authorized to serve upon a Holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment. To the extent the Holder of a Claim must pay the costs incurred by the Liquidating LandCo Debtors after the making of such offer, the Liquidating LandCo Debtors are entitled to setoff such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

G.            Amendments to Claims: On or after the Effective Date, except as provided herein, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Liquidating LandCo Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.            Distributions on Account of Claims Allowed as of the Effective Date: Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, initial distributions under the Plan on account of Claims Allowed on or before the Effective Date shall be made on the Distribution Date; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the LandCo Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the LandCo Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice; provided, further, however, that any distributions to be made under the Plan that would violate any applicable state laws shall not be made.

B.            Distributions on Account of Claims Allowed After the Effective Date

1.             Payments and Distributions on Disputed Claims: Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made on the Periodic Distribution Date that is at least thirty days after the Disputed Claim becomes an Allowed Claim or Interest; provided, however, that Disputed Administrative Claims with respect to liabilities incurred by the LandCo Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the LandCo Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice; provided, further, however, that any distributions to be made under the Plan that would violate any applicable laws shall not be made.

2.             Special Rules for Distributions to Holders of Disputed Claims: Notwithstanding any provision in the Plan, except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on any Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Disputed Claim has been Allowed. Notwithstanding the foregoing or any other provision in the Plan: (x) no Claim asserted by any Yung Entity constitutes an Allowed Claim under the terms of the Plan, (y) no distribution shall be made on any Claim asserted by any Yung Entity until such Claim is Allowed by order of the Bankruptcy Court, or by agreement between the Yung Entity, the Liquidating LandCo Debtors, and the Litigation Trust Committee; and (z) the transfer of the Insider Causes of Action to the Litigation Trust shall not affect negatively or abrogate the rights, if any (provided that inclusion of this clause shall not constitute an admission that the Debtors, the Liquidating LandCo Debtors, or the Litigation Trust possess the rights to be asserted as described below), of: (i) the Debtors, the Liquidating LandCo Debtors, and/ or the Litigation Trust (as successor to the Debtors), to refuse, object to, or withhold any distribution on any Claim asserted by a Yung Entity for any reason, including but not limited to, setoff, offset, or netting against the amount of judgment entered in any and all Insider Causes of Action against any of the Yung Entities on a dollar-for-dollar basis, or (ii) each Yung Entity to contest such refusal, objection, or withholding.

Subject to Article VII hereof, all distributions made pursuant to the Plan on account of an Allowed Claim shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class.

3.             Reserve for New LandCo Securities: On the Effective Date, the Liquidating LandCo Debtors shall, with the consent of the LandCo Agent at the direction of the Required LandCo Lenders, maintain New LandCo Security Reserves for each category of New LandCo Securities to make distributions of such New LandCo Securities pursuant to the terms of the Plan. The amount of New LandCo Securities withheld as a part of each New LandCo Security Reserve for the benefit of a Holder of a Disputed Claim entitled to receive a New LandCo Security under the Plan shall be equal to the lesser of the amount set forth in the following clause (a) and the amount set forth in the following clause (b): (a) (i) if no estimation is made by the Bankruptcy Court pursuant to Article VI.C hereof, the number of New LandCo Securities necessary to satisfy the distributions required to be made pursuant to the Plan based on the asserted amount of the Disputed Claim or, if the Claim is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code as of the Distribution Record Date, the amount that the Liquidating LandCo Debtors elect in their sole discretion to withhold on account of such Claim in the New LandCo Security Reserve; or (ii) the number of New LandCo Securities necessary to satisfy the distributions required to be made pursuant to the Plan for such Disputed Claim based on an amount as estimated by and set forth in a Final Order for purposes of allowance and distributions; and (b) the number of New LandCo Securities necessary to satisfy the distributions required to be made pursuant to the Plan based on an amount as may be agreed upon by the Holder of such Disputed Claim and the Liquidating LandCo Debtors. As Disputed Claims are

Allowed, the Disbursing Agent shall distribute, in accordance with the terms of the Plan, the appropriate New LandCo Securities to Holders of Allowed Claims, and the appropriate New LandCo Security Reserve shall be adjusted accordingly.

4.             Tax Reporting Matters: Subject to definitive guidance from the Internal Revenue Service or an applicable court to the contrary (including the receipt by the Liquidating LandCo Debtors or New LandCo Corporation of a private letter ruling or the receipt of an adverse determination by the Internal Revenue Service upon audit, if not contested by the Liquidating LandCo Debtors or New LandCo Corporation), the Liquidating LandCo Debtors or New LandCo Corporation shall treat each New LandCo Security Reserve as a single trust, consisting of separate and independent securities to be established with respect to each Disputed Claim, in accordance with the trust provisions of the Internal Revenue Code, and, to the extent permitted by law, shall report consistently with the foregoing for federal, state, and local tax purposes. All Holders of Claims shall report, for federal, state, and local tax purposes, consistently with the foregoing.

C.            Delivery of Distributions

1.             Record Date for Distributions: On the Distribution Record Date, the Claims Register shall be closed and any Disbursing Agent shall instead be authorized and entitled to recognize only those Holders of Claims listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded security is transferred twenty or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.             Delivery of Distributions in General: Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Disbursing Agent: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim; (d) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address; or (e) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Except as set forth herein, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The LandCo Debtors, the Liquidating LandCo Debtors, the Disbursing Agent, the LandCo Agent, the LandCo Lenders, and New LandCo, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

Notwithstanding anything to the contrary set forth herein, all distributions to Holders of LandCo Credit Facility Claims shall be governed by the LandCo Credit Facility and shall be deemed completed when made to the LandCo Agent or as otherwise directed in the Plan. Notwithstanding any provisions herein to the contrary, the LandCo Credit Facility shall continue in effect as necessary to allow the LandCo Agent to receive and make distributions pursuant to this Plan on account of the LandCo Credit Facility Claim to Holders of LandCo Credit Facility Claims from time to time (including Holders who acquire Claims after the Distribution Record Date), deduct therefrom such compensation, fees, and expenses due thereunder or incurred in making such distributions, exercise its charging liens against any such distributions, and seek compensation and/ or reimbursement of fees and expenses directly from each LandCo Lender in accordance with the terms of the LandCo Credit Facility if and to the extent required by the terms of the LandCo Credit Facility. In addition, the Liquidating LandCo Debtors and New LandCo shall be jointly and severally liable for all such fees and expense due to the LandCo Agent in connection with the exercise of its actions and responsibilities pursuant to Article VI and Article VII hereof.

On and after the Effective Date, any reference in the Plan that requires action of the LandCo Agent at the consent, direction, approval, or other action of the Required LandCo Lenders shall mean the consent, direction, approval, or other action of New LandCo Corporation. Unless otherwise set forth in the Plan, on and after the Effective Date, all duties and responsibilities of the LandCo Agent under the LandCo Credit Facility shall be discharged.

3.             Distributions by Disbursing Agent: Subject to the consent of the LandCo Agent at the direction of the Required LandCo Lenders prior to the Effective Date, and the consent of New LandCo Corporation after the Effective Date, the LandCo Debtors, the Liquidating LandCo Debtors, or New LandCo, as applicable, shall have the authority to enter into an agreement with a Disbursing Agent to facilitate the distributions required hereunder. As a condition to serving as a Disbursing Agent, a Disbursing Agent must: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required hereunder; and (c) waive any right or ability to setoff, deduct from, or assert any lien or encumbrance against the distributions required hereunder that are to be distributed by such Disbursing Agent. The LandCo Debtors, the Liquidating LandCo Debtors, or New LandCo, as applicable, shall pay to the Disbursing Agent all reasonable and documented fees and expenses of the Disbursing Agent without any further notice to or action, order, or approval by the Bankruptcy Court or any other Entity. The Disbursing Agent shall submit detailed invoices to the Entity by whom they were engaged for all fees and expenses for which the Disbursing Agent seeks reimbursement and such Entity shall pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that are deemed to be unreasonable. In the event of an objection to all or any portion of the amounts requested to be reimbursed in a Disbursing Agent’s invoice, the Entities shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and expenses. In the event that no resolution is forthcoming, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

4.             Compliance with Tax Requirements and Allocations: In connection with the Plan, to the extent applicable, the Liquidating LandCo Debtors and each Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any

Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Liquidating LandCo Debtors and each Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Liquidating LandCo Debtors reserve the right, in their sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, other spousal awards, Liens, and encumbrances.

For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

5.             Foreign Currency Exchange Rate: Except as otherwise provided in the Plan or a Final Order, as of the Effective Date, any LandCo General Unsecured Claim asserted in currency(ies) other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Monday, May 5, 2008, as quoted at 4:00 p.m. (prevailing Eastern Time), mid-range spot rate of exchange for the applicable currency as published in The Wall Street Journal, National Edition, on May 6, 2008.

6.             Fractional, De Minimis, Undeliverable, and Unclaimed Distributions:

(a)                                  Fractional Distributions: Notwithstanding any other provision of the Plan to the contrary, distributions of fractions of New LandCo Securities shall not be made, and payments of fractions of dollars shall not be required. Whenever any payment or distribution of a fraction of a dollar or New LandCo Security under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or number of New LandCo Securities (up or down), with half dollars and half New LandCo Securities being rounded down.

(b)                                 Minimum/ De Minimis Distributions: Notwithstanding anything herein to the contrary, distributions or payments of less than $100.00  (whether in Cash or otherwise) shall not be required. Additionally, no Entity shall have any obligation to make a distribution on account of an Allowed Claim from the New LandCo Security Reserves or otherwise if the aggregate amount of all distributions authorized to be made from such New LandCo Security Reserves or otherwise on the Periodic Distribution Date in question is or has an economic value less than $500,000.00, unless such distribution is a final distribution.

(c)                                  Undeliverable Distributions of Cash and New LandCo Securities:

(i)                                     Holding of Certain Undeliverable Distributions: If any distribution to a Holder of an Allowed Claim made in accordance herewith is returned to a Disbursing Agent as undeliverable, no further distributions shall be made to such Holder unless and until the Liquidating LandCo Debtors (or their Disbursing Agent) are notified in writing of such Holder’s then current address, at which time all currently due missed distributions shall be made to such Holder on the next Periodic Distribution Date. Undeliverable distributions shall remain in the possession of the Liquidating LandCo Debtors until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any interest, dividends, or other accruals of any kind.

(ii)                                  Failure to Claim Undeliverable Distributions: No later than ninety days after the first Distribution Date, the Liquidating LandCo Debtors shall File with the Bankruptcy Court a list of the Holders of undeliverable distributions. This list shall be maintained and updated periodically in the sole discretion of the Liquidating LandCo Debtors for as long as the LandCo Debtors’ Chapter 11 Cases stay open. Any Holder of an Allowed Claim, irrespective of when a Claim becomes an Allowed Claim, that does not notify the Liquidating LandCo Debtors of such Holder’s then current address in accordance herewith within the latest of (a) 180 days after the first Distribution Date, (b) sixty days after the attempted delivery of the undeliverable distribution, or (c) 180 days after the date such Claim becomes an Allowed Claim shall have its Claim for such undeliverable distribution discharged and expunged and shall be forever barred, estopped, and enjoined from asserting any such Claim against the Liquidating LandCo Debtors or their property. In such cases, (a) any New LandCo Securities held for distribution on account of such Allowed Claims shall be deemed canceled and (b) any Cash held for distribution on account of such Allowed Claims shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and become property of New LandCo Corporation, free of any Claims of such Holder with respect thereto. Nothing contained herein shall require the Liquidating LandCo Debtors to attempt to locate any Holder of an Allowed Claim.

(iii)                               Failure to Present Checks: Checks issued by a Disbursing Agent on account of Allowed Claims shall be null and void if not negotiated within 120 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 120 days after the issuance of such checks, the Liquidating LandCo Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated  checks. This list shall be maintained and updated periodically in the sole discretion of the Liquidating LandCo Debtors for as long as the LandCo Debtors’ Chapter 11 Cases stay open. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un- negotiated check that does not request reissuance of such un-negotiated  check within 180 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated  check discharged and expunged and be discharged and forever barred, estopped, and enjoined from asserting any such Claim against the Liquidating LandCo Debtors or their property. In such cases, any Cash held for payment on account of such Claims shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and become property of New LandCo Corporation, free of any Claims of such Holder with respect thereto. Nothing contained herein shall require the Liquidating LandCo Debtors to attempt to locate any Holder of an Allowed Claim.

7.             Manner of Payment Pursuant to the Plan: Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Liquidating LandCo Debtors by check or by wire transfer.

8.             Surrender of Canceled Instruments or Securities; Stockholders’ Agreement: As a condition precedent to receiving any distribution on account of its Allowed Claim, each record Holder of a LandCo Credit Facility Claim shall be deemed to have surrendered the Certificates or other documentation underlying each such Claim, and all such surrendered Certificates and other documentations shall be deemed to be canceled pursuant to Article IV.M hereof, except to the extent otherwise provided therein. Further, as a condition precedent to receiving any distribution of New LandCo Securities, each Holder of a LandCo Credit Facility Claim shall execute the Stockholders’ Agreement.

9.             Lost, Stolen, Mutilated, or Destroyed Debt Securities: Any Holder of Allowed Claims or Interests evidenced by a Certificate that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such Certificate, deliver to the Disbursing Agent, if applicable, an affidavit of loss acceptable to the Liquidating LandCo Debtors and the LandCo Agent at the direction of the Disbursing Agent setting forth the unavailability of the Certificate and provide such additional indemnity as may be reasonably required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities, or costs incurred in treating such

Holder as a Holder of an Allowed Claim or Allowed Interest. Upon compliance with this procedure by a Holder of an Allowed Claim or Allowed Interest evidenced by such a lost, stolen, mutilated, or destroyed Certificate, such Holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.

10.           Timing and Calculation of Amounts to Be Distributed: On the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of a Claim Allowed as of the Effective Date shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII.C hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

D.            Claims Paid or Payable by Third Parties

1.             Claims Paid by Third Parties: The Claims and Solicitation Agent shall reduce, in full or in part, a Claim, and such Claim shall be disallowed or reduced, as applicable, without a Claim objection having to be Filed and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, to the extent that the Holder of such Claim receives payment, either in full or in part, on account of such Claim from a party that is not a LandCo Debtor or a Liquidating LandCo Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a LandCo Debtor or a Liquidating LandCo Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Liquidating LandCo Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Liquidating LandCo Debtor annualized interest at the federal judgment rate at such time on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.             Claims Payable by Third Parties: No distributions under the Plan shall be made on account of an Allowed Claim that is payable by a third party (including, without limitation, insurance policies) until the Holder of such Allowed Claim has exhausted all remedies with respect to such third party. To the extent that one or more third parties agrees to satisfy, in full or in part, a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be reduced or expunged, as applicable, to the extent of any agreed upon full or partial satisfaction on the Claims Register by the Claims and Solicitation Agent without a Claim objection having to be Filed and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

E.            Compliance with Gaming Laws and Regulations: The Disbursing Agent shall not distribute New LandCo Common Stock or New LandCo Warrants to any Entity in violation of the gaming laws and regulations in Nevada. Consequently, no Holder shall be entitled to receive New LandCo Common Stock or New LandCo Warrants unless and until such Holder has been licensed, qualified, found suitable, or has obtained or is covered by a waiver or exemption from such license, qualification, or suitability requirements. The Disbursing Agent shall be entitled to request such information as it deems reasonably necessary to establish such waiver or exemption.

To the extent a Holder is not entitled to receive New LandCo Common Stock or New LandCo Warrants on the Effective Date due to a failure to comply with applicable gaming laws and regulations, the Disbursing Agent shall not distribute New LandCo Common Stock or New LandCo Warrants to such Holder, unless and until such Holder complies with applicable gaming laws and resolutions. Until such Holder has complied with applicable gaming laws and regulations, such Holder shall not be a shareholder of New LandCo Corporation and shall have no voting rights or other rights of a stockholder or New LandCo Corporation.

If any Holder is entitled to receive New LandCo Common Stock or New LandCo Warrants under the Plan and is required, under applicable gaming laws and regulations or is instructed by the Nevada Gaming Authorities to be found suitable and such Holder either (i) refuses to undergo the necessary application process for such suitability approval or (ii) after submitting to such process, is determined to be unsuitable to hold the New LandCo Common Stock or New LandCo Warrants, then, in that event, New LandCo Corporation shall hold the New LandCo Common Stock or New LandCo Warrants and (x) such Holder shall only receive such distributions from the Disbursing Agent as are permitted by the Nevada Gaming Authorities, (y) the balance of the New LandCo Common Stock to which the Holder would otherwise be entitled will be marketed for sale to the extent required by applicable law by New LandCo Corporation, as agent for Holder, and (z) the proceeds of any such sale shall be distributed to Holder as soon as such sale can be facilitated and subject to regulatory approval; provided, however, that if such suitability restriction applies only to New LandCo Class A Common Stock, New LandCo Corporation shall distribute New LandCo Class B Common Stock to such Holder who consents in writing to receive such New LandCo Class B Common Stock. In addition, in the event that the applicable gaming authorities object to the possible suitability of any Holder, the New LandCo Common Stock or New LandCo Warrants shall be distributed only to such Holder upon a formal finding of suitability. If a gaming authority subsequently issues a formal finding that a Holder lacks suitability, then the process for the sale of that Holder’s New LandCo Common Stock or New LandCo Warrants shall be as set forth in (x), (y), and (z) above; provided, however, that if such suitability restriction applies only to New LandCo Class A Common Stock, New LandCo Corporation shall distribute New LandCo Class B Common Stock to such Holder who consents in writing to receive such New LandCo Class B Common Stock.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.            Discharge of Claims and Termination of Interests: Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the LandCo Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability to the extent such Claims or Interests relate to services performed by employees of the LandCo Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent  or liquidated or non-liquidated  liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the LandCo Debtors with respect to any Claim or Interest that existed immediately prior to the Petition Date or on account of the filing of the Chapter 11 Cases shall be deemed Cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

B.            Subordinated Claims: The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Liquidating LandCo Debtors reserve the right to re-classify  any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

C.            Compromise and Settlement: Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and Interests. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all Claims and Interests, as well as a finding by the Bankruptcy Court that such compromise or settlement is fair, equitable, reasonable, and in the best interests of the LandCo Debtors, the LandCo Estates, and Holders of Claims and Interests.

D.            Releases

1.             Releases by the LandCo Debtors: Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the LandCo Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the LandCo Debtors, the Liquidating

LandCo Debtors, and the LandCo Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the LandCo Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the LandCo Debtors, the Liquidating LandCo Debtors, or the LandCo Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the LandCo Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the LandCo Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any LandCo Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Released Party reasonably believed to be in the best interests of the LandCo Debtors (to the extent such duty is imposed by applicable non-bankruptcy  law) where such failure to perform constitutes willful misconduct or gross negligence. The releases set forth in this paragraph shall not be given to the Yung Entities.

2.             Releases by Holders of Claims and Interests: Except as otherwise specifically provided in the Plan or Plan Supplement, on and after the Effective Date, Holders of Claims and Interests (a) voting to accept the Plan or (b) abstaining from voting on the Plan and electing not to opt out of the release contained in this paragraph (which by definition, does not include Holders of Claims and Interests who are not entitled to vote in favor of or against the Plan), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the LandCo Debtors, the Liquidating LandCo Debtors, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a LandCo Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the LandCo Debtors, the LandCo Debtors’ restructuring, the LandCo Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the LandCo Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any LandCo Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a LandCo Debtor, a Liquidating LandCo Debtor, or a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the LandCo Debtor, the Liquidating LandCo Debtor, or the Released Party reasonably believed to be in the best interests of the LandCo Debtors (to the extent such duty is imposed by applicable non-bankruptcy  law) where such failure to perform constitutes willful misconduct or gross negligence. The releases set forth in this paragraph shall not be given to the Yung Entities.

E.            Exculpation: Except as otherwise specifically provided in the Plan or the Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the securities pursuant to the Plan, and therefore are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. The exculpation set forth in this paragraph shall not apply to the Yung Entities.

F.            Injunction: Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been discharged pursuant to Article VIII. A hereof, released pursuant to Article VIII.D hereof, or are subject to exculpation pursuant to Article VIII.E hereof are permanently enjoined, from and after the Effective Date, from: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

G.            Protections Against Discriminatory Treatment: Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Liquidating LandCo Debtors or New LandCo or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Liquidating LandCo Debtors or New LandCo, or another Entity with whom such Liquidating LandCo Debtors or New LandCo have been associated, solely because one of the LandCo Debtors has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the LandCo Debtor is granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.            Setoffs: Except in respect of the LandCo Lender Settlement and related transactions, or as otherwise expressly provided for in the Plan, each Liquidating LandCo Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy  law, or as may be agreed to by the Holder of a Claim, may setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such LandCo Debtor, Liquidating LandCo Debtor, or New LandCo, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such LandCo Debtor, Liquidating LandCo Debtor, or New LandCo of any such Claims, rights, and Causes of Action that such LandCo Debtor, Liquidating LandCo Debtor, or New LandCo may possess against such Holder. In no event shall any Holder of Claims be entitled to setoff any Claim against any Claim, right, or Cause of Action of the LandCo Debtor, the Liquidating LandCo Debtor, or New LandCo, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

I.              Recoupment: In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the LandCo Debtors, the Liquidating LandCo Debtors, or the New LandCo, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the LandCo Debtors, the Liquidating LandCo Debtors, and New LandCo on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.             Release of Liens: Except in respect of the LandCo Lender Settlement and related transactions, or as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII.C hereof and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to New LandCo and its successors and assigns.

K.            Document Retention: On and after the Effective Date, the Liquidating LandCo Debtors shall maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by the Liquidating LandCo Debtors with the consent of New LandCo Corporation. Notwithstanding the foregoing, the Liquidating LandCo Debtors shall provide access to documents in their possession or control as may be requested by New LandCo Corporation.

L.             Reimbursement or Contribution: If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent;  or (2) the relevant Holder of a Claim has Filed a non-contingent  Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

M.           Settlement of Allowed Amounts of LandCo Credit Facility Claims: The Plan will implement the LandCo Lender Settlement with respect to the LandCo Credit Facility Claims, if the LandCo Lender Settlement is approved by the Bankruptcy Court. Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code and consistent with section 1129 of the Bankruptcy Code, the Plan shall constitute a motion for approval of, and the Confirmation Order may authorize and constitute Bankruptcy Court approval of, the LandCo Lender Settlement.

As of the Effective Date, pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, in satisfaction of the LandCo Credit Facility Claims in accordance with Article III hereof, and for good and valuable consideration including the LandCo Lenders’ agreement to the treatment specified in the Plan for the LandCo Credit Facility Claims and the Claims and Interests asserted by other Entities, the LandCo Lender Settlement shall be effectuated in accordance with the following terms if the LandCo Lender Settlement is approved by the Bankruptcy Court:

1.             The LandCo Credit Facility Claims shall be deemed Allowed against each LandCo Debtor by the Confirmation Order as undisputed, non—contingent, and liquidated in the settled amount of $442,749,156.00.  Such amount shall be exclusive of the LandCo Lenders Adequate Protection Claim and all amounts distributed on account thereof pursuant to Plan and the LandCo Adequate Protection Order, all amounts payable to the LandCo Agent pursuant to Article VII and Article VIII hereof, and shall not be subject to setoff, recoupment, reduction, or allocation.

2.             The LandCo Credit Facility Secured Claims shall be deemed Allowed against each LandCo Debtor by the Confirmation Order as undisputed, non—contingent, and liquidated in the settled amount of $370,000,000.00 (or such other amount as is determined by the Bankruptcy Court to be the value of the Collateral securing the LandCo Credit Facility Secured Claims).

3.             The LandCo Credit Facility Deficiency Claims shall be deemed Allowed against each LandCo Debtor by the Confirmation Order as undisputed, non—contingent, and liquidated in the settled amount of $72,749,156.00 (or such other amount being the difference between the LandCo Credit Facility Claims and the LandCo Credit Facility Secured Claims).

4.             The Confirmation Order shall provide that the Liens of the LandCo Lenders upon and in substantially all of the assets and properties of the LandCo Debtors and the proceeds thereof, are and shall be deemed to be perfected and not subject to avoidance.

5.             The LandCo Debtors’ indebtedness under the LandCo Credit Facility represented by the LandCo Credit Facility Claims shall be restructured into the New LandCo Common Stock and other distributions and treatment pursuant to Article III and Article IV hereof, subject to Article III.B hereof. New LandCo Corporation shall issue and the LandCo Lenders shall receive the New LandCo Common Stock pursuant to Article III and Article IV hereof.

6.             If and to the extent required by the terms of the LandCo Credit Facility, the Liquidating LandCo Debtors shall pay the reasonable expenses of the LandCo Agent, including attorneys and other professional fees, incurred through the Effective Date in connection with the negotiation and consummation of the Plan and the transactions thereunder pursuant to the LandCo Adequate Protection Order and the LandCo Lender Settlement.

7.             The Liquidating LandCo Debtors and New LandCo shall pay the reasonable expenses (including, without limitation, attorneys and other professional fees and costs) of each member of the LandCo Steering Committee that votes all of its Claims in Voting Classes to accept the Plan, to the extent such expenses are incurred during the period from the Petition Date through the Effective Date in connection with the negotiation and consummation of the Plan and the transactions thereunder pursuant to the LandCo Lender Settlement.

8.             The LandCo Agent, the LandCo Lenders, and their respective agents, affiliates and professionals (in their capacities as such) shall be deemed to have received and exchanged general releases with and from the LandCo Debtors and their Estates, and to have received releases from Holders of Claims that affirmatively vote to accept the Plan or abstain from voting on the Plan and elect to opt out of the release in Article VIII.D.2, pursuant to Article VIII hereof.

ARTICLE IX.

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.            Professional Claims

1.             Final Fee Applications: All final requests for payment of Professional Claims shall be Filed no later than the Administrative Claim Bar Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Final Orders, the Allowed amounts of the Professional Claims shall be determined by the Bankruptcy Court.

2.             Payment of Interim Amounts: Except as otherwise provided in the Plan and subject to Article IX.A.l hereof, Professionals shall be paid pursuant to the Interim Compensation Order.

3.             Professional Fee Escrow Account: In accordance with Article IX.A.4 hereof, on the Effective Date, the Liquidating LandCo Debtors shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order. The remaining amount of Professional Claims owing to the Professionals shall be paid in Cash to such Professionals by the Liquidating LandCo Debtors from the Professional Fee Escrow Account when such Claims are Allowed by a Final Order. When all Professional Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Liquidating LandCo Debtors.

4.             Professional Fee Reserve Amount: On or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the LandCo Debtors and the LandCo Agent. If a Professional does not provide an estimate, the Liquidating LandCo Debtors may estimate the unbilled fees and expenses of such Professional and provide notice of such estimate to the LandCo Agent; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date, subject to the right of the LandCo Agent at the direction of the Required LandCo Lenders before the Effective Date and of New LandCo Corporation after the Effective Date to seek an adjustment to such amount with the Bankruptcy Court, shall comprise the Professional Fee Reserve Amount.

5.             Post-Effective Date Fees and Expenses: Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Liquidating LandCo Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation incurred by the Liquidating LandCo Debtors after the Effective Date pursuant to the Plan. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Liquidating LandCo Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

6.             Substantial Contribution Compensation and Expenses: Except as otherwise specifically provided in the Plan, any Entity who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3), (4), and (5) of the Bankruptcy Code must File an application and serve such application on counsel for the LandCo Debtors or Liquidating LandCo Debtors, as applicable, and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the Administrative Claim Bar Date or be forever barred from seeking such compensation or expense reimbursement.

B.            Other Administrative Claims: All requests for payment of an Administrative Claim must be Filed with the Claims and Solicitation Agent and served upon counsel to the LandCo Debtors or the Liquidating LandCo Debtors, as applicable, and New LandCo on or before the Administrative Claim Bar Date. Any request for payment of an Administrative Claim pursuant to Article II.B hereof that is not timely Filed and served shall be disallowed automatically without the need for any objection by the LandCo Debtors or the Liquidating LandCo Debtors or New LandCo. The Liquidating LandCo Debtors may settle and pay any Administrative Claim in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. In the event that any party with standing objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.

ARTICLE X.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.            Conditions Precedent to Confirmation: The following are conditions precedent to Confirmation that must be satisfied or waived in accordance with Article X.C hereof:

1.             The Bankruptcy Court shall have entered a Final Order, in form and substance acceptable to the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders, approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2.             The final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in form and substance acceptable to the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders, without prejudice to the Liquidating LandCo Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and exhibits contained in the Plan.

3.             The Confirmation Order shall be in form and substance acceptable to the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders.

B.            Conditions Precedent to Consummation: The following are conditions precedent to Consummation that must be satisfied or waived in accordance with Article X.C hereof:

1.             The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) in form and substance acceptable to the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders, authorizing the assumption and rejection of executory contracts and unexpired leases by the LandCo Debtors as contemplated in Article V hereof, including the assumption and assignment to New LandCo of the contracts and leases included in the LandCo Assets.

2.             All authorizations, consents, and regulatory approvals required for the Plan’s effectiveness shall have been obtained including, without limitation, all gaming regulatory approvals and consents.

3.             The Confirmation Order shall have become a Final Order in form and substance acceptable to the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders.

4.             The Confirmation Date shall have occurred.

5.             The New LandCo Board shall have been selected.

6.             The LandCo Assets shall have been transferred to New LandCo Corporation Purchaser or the lessee under the Interim Gaming Lease, as applicable.

7.             Insurance coverage related to property, casualty, title, employees, officers and directors, and such other insurance as may be reasonably required by New LandCo and the LandCo Agent at the direction of the Required LandCo Lenders shall have been written and issued.

8.             The Working Capital Facility shall be committed and fully available to New LandCo Corporation.

9.             No fewer than five days shall have passed since Alex Yemenidjian shall have been licensed by the State of Nevada to operate the gaming operations conducted at the Tropicana Las Vegas.

10.           The Nevada State Gaming Board shall have approved in a manner acceptable to the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders, in their collective discretion, the transfer of the LandCo Assets to New LandCo, the corporate structure of New LandCo, the issuance and terms of the New LandCo Securities, the treatment of the LandCo Credit Facility Claims, and the related transactions as set forth in or contemplated by the Plan to effectuate the foregoing.

11.           The Litigation Trust Agreement shall have been executed and the Litigation Trust shall have been created.

C.            Waiver of Conditions Precedent: The LandCo Debtors or the Liquidating LandCo Debtors, as applicable, with the consent of the LandCo Agent at the direction of the Required LandCo Lenders (subject to the LandCo Lender Plan Term Sheet), and the Creditors Committee solely with respect to Article X.B.11, may waive any of the conditions to Confirmation or Consummation set forth in Article X.A and Article X.B hereof at any time, without any notice and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and without any formal action other than proceeding to confirm or consummate the Plan; provided, however, neither the LandCo Debtors nor the Liquidating LandCo Debtors may waive any condition to Consummation regarding gaming regulatory approvals and consents, to the extent that they are required under applicable state law. A failure to satisfy or waive any condition to Confirmation or Consummation may be asserted as a failure of Confirmation or Consummation regardless of the circumstances giving rise to such failure (including any action or inaction by the Entity asserting such failure). The failure of the LandCo Debtors or the Liquidating LandCo Debtors, as applicable, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

D.            Effect of Non-Occurrence of Conditions to Consummation: Each of the conditions to Consummation must be satisfied or waived pursuant to Article X.C hereof, and Consummation must occur within 270 days of Confirmation, or by such later date acceptable to the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders, in their collective discretion, and established by Final Order. If Consummation has not occurred within 270 days of Confirmation, then upon motion by the LandCo Debtors, the LandCo Agent, or the Required LandCo Lenders made before Consummation, and after notice and a hearing, unless no responses to such motion are timely filed or outstanding, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such motion to vacate, the Confirmation Order may not be vacated if Consummation occurs before the Bankruptcy Court enters a Final Order granting such motion. If the Confirmation Order is vacated pursuant to Article X.D hereof or otherwise, then except as provided in any Final Order vacating the Confirmation Order, the Plan will be null and void in all respects, including the discharge of Claims and termination of Interests pursuant to the Plan and section 1141 of the Bankruptcy Code and the assumptions, assignments, and rejections of executory contracts or unexpired leases pursuant to Article V hereof, and nothing contained in the Plan or Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests, Causes of Action, or Insider Causes of Action; (2) prejudice in any manner the rights of such LandCo Debtor or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by such LandCo Debtor or any other Entity.

E.            Satisfaction of Conditions Precedent to Confirmation: Upon entry of a Confirmation Order acceptable to the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders, each of the conditions precedent to Confirmation, as set forth in Article X.A hereof, shall be deemed to have been satisfied or waived in accordance with the Plan.

ARTICLE XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.            Modification and Amendments: Except as otherwise specifically provided in the Plan, the LandCo Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code, subject to the consent of the LandCo Agent at the direction of the Required LandCo Lenders. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the LandCo Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such LandCo Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, subject to the consent of the LandCo Agent at the direction of the Required LandCo Lenders. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XI.

B.            Effect of Confirmation on Modifications: Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.            Revocation or Withdrawal of Plan: The LandCo Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent chapter 11 plans in consultation with the LandCo Agent and the Required LandCo Lenders. If the LandCo Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption, assignment, or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims, Interests, Causes of Action, or Insider Causes of Action; (b) prejudice in any manner the rights of such LandCo Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such LandCo Debtor or any other Entity.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.             Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.             Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.             Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a LandCo Debtor is party or with respect to which a LandCo Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including Cure or Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any executory contract or unexpired lease that is assumed; (c) the Liquidating LandCo Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.             Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.             Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a LandCo Debtor that may be pending on the Effective Date;

6.             Adjudicate, decide, or resolve any and all matters related to Causes of Action and Insider Causes of Action;

7.             Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.             Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.             Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.           Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.           Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.           Resolve any cases, controversies, suits, disputes, Causes of Action, or Insider Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII hereof, and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.           Resolve any and all cases, controversies, suits, disputes, Causes of Action, or Insider Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid;

14.           Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.           Enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16.           Adjudicate any and all disputes arising from or relating to payments or distributions under the Plan;

17.           Consider any and all modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Final Order, including the Confirmation Order;

18.           Hear and determine requests for the payment or distribution on account of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.           Hear and determine any and all disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.           Hear and determine any and all disputes arising under sections 525 or 543 of the Bankruptcy Code;

21.           Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.           Hear and determine any and all disputes involving the existence, nature, or scope of the LandCo Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.           Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

24.           Enforce any orders previously entered by the Bankruptcy Court; and

25.           Hear any and all other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.            Immediate Binding Effect: Subject to Article X.B hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the LandCo Debtors, the Liquidating LandCo Debtors, and any and all Holders of Claims or Interests (irrespective of whether any such Holders of Claims or Interests failed to vote to accept or reject the Plan, voted to accept or reject the Plan, or are deemed to accept or reject the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to executory contracts and unexpired leases with the LandCo Debtors.

B.            Additional Documents: On or before the Effective Date, and with the reasonable consent of the LandCo Agent at the direction of the Required LandCo Lenders if such agreements and other documents are material, the LandCo Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The LandCo Debtors or the Liquidating LandCo Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.            Payment of Statutory Fees: All fees payable pursuant to section 1930 of title 28 of the United States Code after the Effective Date shall be paid prior to the closing of the Chapter 11 Cases when due or as soon thereafter as practicable.

D.            Dissolution of Committees: Upon the Effective Date, the Creditors Committee shall dissolve automatically (except with respect to any pending litigation or contested matter to which the Creditors Committee is a party, any appeals Filed regarding Confirmation, the resolution of any substantial contribution applications, and the resolution of applications for Professional Claims), and members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code.

E.            Reservation of Rights: Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Absent the occurrence of the Effective Date, neither the filing of the Plan, nor the making of any statement or provision contained in the Plan, or the taking of any action by any LandCo Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be deemed to be an admission or waiver of any rights of any Entity.

F.            Successors and Assigns: The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor,

administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of such Entity.

G.            Service of Documents: After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the LandCo Debtors or Liquidating LandCo Debtors shall be sent by overnight mail, postage prepaid to:

3930 Howard Hughes Parkway

4th Floor

Las Vegas, Nevada 89169

Attn: Chief Legal Officer or General Counsel

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn: Marc Kieselstein, P.C. and David R. Seligman, P.C.

Any pleading, notice, or other document required by the Plan to be served on or delivered to the LandCo Agent shall be sent by overnight mail, postage prepaid to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Walter H. Curchack

After the Effective Date, the Liquidating LandCo Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002 directing each such Entity to File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Liquidating LandCo Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

In accordance with Bankruptcy Rules 2002 and 3020(c), no later than ten business days after the date of entry of the Confirmation Order, the LandCo Debtors shall serve the Notice of Confirmation by hand, by overnight courier service, or by United States mail, first class postage prepaid, to all Entities having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the LandCo Debtors mailed a Confirmation Hearing Notice but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the LandCo Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. To supplement the notice described in the preceding sentence, no later than twenty days after the date of the Confirmation Order, the LandCo Debtors shall publish the Notice of Confirmation once in The Wall Street Journal (National Edition). Mailing and publication of the Notice of Confirmation in the time and manner set forth in this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.

H.            Term of Injunctions or Stays: Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.              Entire Agreement: Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.             Governing Law: Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the LandCo Debtors or the Liquidating LandCo Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable LandCo Debtor or Liquidating LandCo Debtor, as applicable.

K.            Plan Supplement: All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. Upon its Filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours, at the Bankruptcy Court’s website—for a fee—at www.deb.uscourts.gov, and for free at the LandCo Debtors’ website at www.kccllc.net/tropicana. The documents contained in the Plan Supplement are an integral part of the Plan, and entry of the Confirmation Order by the Bankruptcy Court shall constitute an approval of the Plan Supplement. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.             Nonseverability of Plan Provisions: If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the LandCo Debtors’ consent; and (3) nonseverable and mutually dependent.

M.           Closing of Chapter 11 Cases: Each Liquidating LandCo Debtor shall promptly after the full administration of its Chapter 11 Case, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close its Chapter 11 Case. Upon the Chapter 11 Case of any Liquidating LandCo Debtor being closed, such Liquidating LandCo Debtor shall be deemed dissolved under state law without further action by the Liquidating LandCo Debtors and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

N.            Waiver or Estoppel: Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the LandCo Debtors or their counsel, the Creditors Committee or its counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.            Conflicts and Interpretation of Plan: Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. To the extent that a term in the Plan shall conflict with any document authorized hereunder or Filed as part of the Plan Supplement, such non-Plan document shall control. To the extent that a term in the Plan is ambiguous, (a) prior to the Effective Date, the LandCo Debtors and the LandCo Agent at the direction of the Required LandCo Lenders may jointly interpret such term in their exclusive discretion or seek clarification from the Bankruptcy Court, and (b) after the Effective Date, New LandCo Corporation may interpret such term in its sole discretion or seek clarification from the Bankruptcy Court.

P.            Filing of Additional Documents: On or before the Effective Date, the LandCo Debtors may File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

Q.            Intellectual Property: Nothing in this Plan (including the duration of the Interim Period) shall impair, enlarge, or in any way alter the equitable and legal rights, obligations, and defenses of the OpCo Debtors (or any Entity created in accordance with the OpCo Plan) or the LandCo Debtors (or any Entity created in accordance with this Plan, including New LandCo) regarding the Intellectual Property Rights, and all Entities reserve their rights with respect thereto.

Notwithstanding the foregoing, the action or inaction of any Entity with respect to the Intellectual Property Rights during the Interim Period shall not be used, invoked, or applied by any Entity in any proceeding to serve as the basis to enlarge, diminish, or in any way alter or affect the equitable and legal rights, obligations, and defenses of any Entity including, without limitation, through the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), naked license, unreasonable delay in asserting rights, adequate remedy at law, or laches, in any dispute regarding the Intellectual Property Rights.

During the Interim Period, and without waiving any of the foregoing rights, obligations, and defenses, the OpCo Debtors (and any Entity created in accordance with the OpCo Plan) and the LandCo Debtors (and any Entity created in accordance with this Plan, including New LandCo) agree that they shall use (i) the trademarks and service marks included in the Intellectual Property Rights only in connection with those goods and services with which such trademarks and service marks have been used historically by such Entities, and (ii) the quality of such goods and services shall be consistent with or better than the quality of the goods and services on which such trademarks and service marks have been used historically.

Wilmington, Delaware

Dated: May 5, 2009

TROPICANA LAS VEGAS HOLDINGS, LLC
(for itself and all other LandCo Debtors)

By:	/s/ Scott C. Butera
Name:	Scott C. Butera
Title:	President and Chief Executive Officer